Exhibit 4.1 Execution Version

______________________________________________________________________

$1,600,000,000

SENIOR UNSECURED INTERIM LOAN AGREEMENT

Dated as of December 20, 2007

Among

TRIBUNE COMPANY

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

MERRILL LYNCH CAPITAL CORPORATION

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

CITICORP NORTH AMERICA, INC.
and
BANK OF AMERICA, N.A.

as Co-Documentation Agents

and

J.P. MORGAN SECURITIES INC.,
MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.
and
BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

______________________________________________________________________

Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 894358

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-ii-

Schedules

Schedule I	–	Commitments; List of Applicable Lending Offices
Schedule I-A	–	Interest Rates
Schedule 1.01(a)	–	Refinancing Debt
Schedule 1.01(b)	–	TMCT Property
Schedule 1.01(c)	–	Pro Forma Basis
Schedule 1.01(d)	–	Certain Intercompany Indebtedness
Schedule 1.01(e)	–	Closing Date Guarantors
Schedule 2.04(a)	–	Fiscal Quarters
Schedule 4.01(f)	–	Litigation
Schedule 4.01(p)	–	Subsidiaries
Schedule 5.02(a)	–	Existing Liens
Schedule 5.02(c)(ii)	–	Existing Debt
Schedule 5.02(e)	–	Asset Sales

Exhibits

Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Assignment and Acceptance
Exhibit D	–	Form of Opinion of Counsel for the Company
Exhibit E	–	Form of Solvency Certificate
Exhibit F	–	Form of Senior Subordinated Guarantee
Exhibit G	–	Form of Interim Loan Pledge Agreement
Exhibit H	–	Form of Administrative Questionnaire
Exhibit I	–	Description of Exchange Notes
Exhibit J	–	Form of Registration Rights Agreement
Exhibit K-1	–	Form of Opinion of Counsel for the Company
Exhibit K-2	–	Form of Opinion of General Counsel of the Company

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SENIOR UNSECURED INTERIM LOAN AGREEMENT

     This SENIOR UNSECURED INTERIM LOAN AGREEMENT (“Agreement”) is entered into as of December 20, 2007 among TRIBUNE COMPANY, a Delaware corporation (“Tribune” or “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), MERRILL LYNCH CAPITAL CORPORATION, as administrative agent (the “Agent”), JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and CITICORP NORTH AMERICA, INC. and BANK OF AMERICA, N.A. as co-documentation agents (in such capacity, the “Documentation Agents”), J.P. MORGAN SECURITIES INC., MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC (collectively, the “Lead Arrangers”) will act as Joint Lead Arrangers and Joint Bookrunners.

     Borrower has requested that the Lenders provide an interim loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Acquisition” means the merger providing for Merger Sub to be merged with and into Borrower, and following such merger, Borrower to continue as the surviving corporation wholly owned by the ESOP.

     “Acquisition Agreement” means the Agreement and Plan of Merger, dated as of April 1, 2007, by and among Tribune, Merger Sub, GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, and, for the limited purposes set forth therein, EGI-TRB, L.L.C., as the same may be waived, amended, supplemented or otherwise modified from time to time; provided that any such waiver, amendment, supplement or other modification, in each case that is material and adverse to Lenders shall have been approved by the Agent.

      “Acquisition Conditions” has the meaning specified in Section 5.02(b)(v).

     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit H.

     “Advance” has the meaning set forth in Section 2.01 and shall include any Advance made as a result of the accrual of PIK Interest.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and

“under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

      “Agent” has the meaning specified in the preamble.

     “Agent’s Account” means the account of the Agent maintained by the Agent at Merrill Lynch Capital Corporation at its office at Four World Financial Center, New York, New York.

     “Agreement” has the meaning specified in the preamble and includes any subsequent amendments, supplements, amendments and restatements or other modifications from time to time thereto.

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     “Applicable Margin” means for any Advance for any period, (i) in the case of any Euro-dollar Rate Advance, 4.50% per annum (the “Initial Eurodollar Spread”); provided that the Initial Euro-dollar Spread shall be increased by 0.50% per annum on the date that is three calendar months following the Closing Date and by an additional 0.50% per annum on each successive date falling three calendar months thereafter and (ii) in the case of any Base Rate Advance, 3.50% per annum (the “Initial Base Rate Spread”); provided that the Initial Base Rate Spread shall be increased by 0.50% per annum on the date that is three calendar months following the Closing Date and by an additional 0.50% per annum on each successive date falling three calendar months thereafter; provided, however, that the interest rate under Section 2.07(a) for any Advance shall not exceed the level set forth on Schedule I-A.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Lease-Back Transaction and any Disposition) of any property excluding sales of inventory and dispositions of cash and Cash Equivalents in each case, in the ordinary course of business, by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case to any Person other than (i) Borrower, (ii) any Guarantor or (iii) except for purposes of Section 5.02(e), any other Subsidiary. Notwithstanding anything herein to the contrary, Asset Sales shall not include (x) any conveyance, sale, lease, sublease, assignment, transfer or other disposition of property or any issuance or sale of any Equity Interests of any Subsidiary of Borrower (in a single or series of related transactions) with an aggregate fair market value of less than $10.0 million and (y) any issuance or sale of Junior Capital.

     “Asset Sale Prepayment Event” means (x) the receipt of any Net Cash Proceeds from any Asset Sale or series of related Asset Sales; provided that the receipt of Net Cash Proceeds from any transactions expressly permitted by Section 5.02(e), other than transactions consummated in reliance on Sections 5.02(e)(ii) and (vii), shall be excluded for purposes of this clause (x), and (y) pursuant to clause (v) of the definition of “Permitted Disposition Transactions,” the receipt of the prepayment amount associated with a Disposition. Notwithstanding the foregoing, any sale of the asset listed in the Side Letter shall not constitute an Asset Sale Prepayment Event if used for the purposes stipulated in the Side Letter.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 or by the definition of “Eligible Assignee”), and accepted by the Agent and, if applicable, Borrower, in substantially the form of Exhibit C hereto or any other form approved by the Agent.

     “Attributable Debt” shall mean, when used with respect to any Sale and Lease-Back Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Lease-Back Transaction.

     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

     (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s corporate base rate; and

      (b) ½ of one percent per annum above the Federal Funds Rate.

     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

     “Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Borrower” has the meaning specified in the preamble.

      “Borrower Information” has the meaning specified in Section 8.08.

     “Borrower’s Account” means the account of Borrower specified by Borrower to the Agent from time to time in writing.

     “Borrowing” means a borrowing (other than a Conversion) consisting of simultaneous Advances of the same Type made by the Lenders.

     “Broadcasting Holdco Transaction” means the contribution by Borrower of 100% of its equity interests in Tribune Broadcasting Company to its newly formed, direct wholly owned Subsidiary, Tribune Broadcasting Holdco, LLC.

     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     “Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of Borrower and its Subsidiaries; provided that the term “Capital Expenditures” shall not include (i), with respect to any purchase or acquisition of all of the Equity Interests of a Person or all or substan-

tially all of the property or assets of a Person or business line of a Person, (x) the purchase price thereof and (y) any Capital Expenditures expended by the seller or entity to be acquired in connection with such purchase or acquisition prior to the date thereof or (ii) expenditures constituting part of a Permitted Disposition Transaction.

     “Capital Lease Obligation” means, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

     “Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a), (b) and (d) above; (f) demand deposit accounts maintained in the ordinary course of business; (g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (h) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and (i) investments in auction rate securities or similar securities with a rating of AA and a maximum holding period of 90 days, for which the reset date will be used to determine the potential maturity date.

     “Cash Management Agreement” means any agreement or arrangement to provide cash management services, including treasury, depository overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

     “Casualty Event” means, with respect to any equipment, fixed assets or real property (including any improvements thereon) of Borrower or any Subsidiary, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property, the date on which Borrower or any of the Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation to replace or repair such property, in each case, in excess of $10.0 million with respect to any such event.

     “Change in Control” means (i) any Person or group of Persons (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than, in the aggregate, Zell, EGI-TRB, L.L.C., the ESOP, the ESOP Trust or any Permitted Transferee, shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 40% or more of the Voting Stock of Borrower (or other securities convertible or exercisable into such Voting Stock) on a fully diluted basis (including common stock equivalents issued pursuant to the Tribune Management Equity Incentive Plan) or shall obtain the power (whether or not exercised) to elect a majority of Borrower’s directors or (ii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such board or whose nomination for election by the stockholders of Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office; provided that the consummation of the Transactions (including the change in Board of Directors pursuant thereto) shall not constitute a “Change of Control”.

      “Closing Date” means the date of the initial Advances hereunder.

     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

     “Collateral” means any and all property owned, leased or operated by a Person from time to time subject to a Lien under the Interim Loan Pledge Agreement or the Senior Secured Pledge Agreement.

     “Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment” or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender’s “Commitment”, as such amount may be reduced pursuant to Section 2.05. The aggregate amount of the Lender’s Commitments on the Closing Date is $1,600,000,000.

      “Communications” has the meaning specified in Section 8.02(d).

     “Companies” means Borrower and its Subsidiaries collectively, and any one of them, a “Company”.

     “Company Material Adverse Effect” means the definition ascribed thereto in the Acquisition Agreement.

      “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

     “Consolidated Interest Expense” means, for any period, the total Consolidated interest expense of Borrower and its Subsidiaries for such period, including without duplication:

     (a) imputed interest on Capital Lease Obligations and Attributable Debt of Borrower and its Subsidiaries for such period;

     (b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such  period;

     (c) amortization of debt issuance costs, original issue discount and other financing, legal and accounting fees, costs and expenses (whether or not deferred) and any interest expense on deferred compensation arrangements, in each case incurred by Borrower or any of its Subsidiaries for such period;

     (d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or a wholly owned Subsidiary) in connection with Debt incurred by such plan or trust for such period;

     (e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

     (f) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

     (g) all interest on any Debt of Borrower or any of its Subsidiaries of the type described in clause (h) or (i) of the definition of “Debt” for such period to the extent paid by Borrower and its Subsidiaries;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees, costs and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedge Agreements related to interest rates.

     Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Debt (other than Debt incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of a Test Period and prior to the date of determination in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

     “Consolidated Total Assets” means the total of all assets of Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Purchase Money Obligations, Capital Lease Obligations, Attributable Debt and under synthetic, off-balance sheet or tax retention leases (excluding, however, operating leases), (e) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, standby letters of credit or similar extensions of credit, (f) all net payment obligations of such Person in respect of Hedge Agreements, (g) all payment obligations outstanding to Persons that are not Affiliates of Borrower in connection with a Receivables Facility, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss in respect of such Guaranteed Debt, (3) to supply funds to or in any other manner invest funds in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss in respect of such Guaranteed Debt and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that, if such Person has not assumed or otherwise become liable in respect of such Debt, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Debt and (ii) fair market value of such property at the time of determination (in the Borrower’s good faith estimate). The amount of any Guaranteed Debt shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Debt, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guaranteed Debt shall be such guaranteeing Person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Notwithstanding anything to the contrary, Borrower’s obligation to pay Dividends to the ESOP pursuant to Section 6.3(a)(3) of the ESOP Purchase Agreement shall not constitute Debt.

     “Debt for Borrowed Money” means, as of any date of determination and without duplication, all items that, in accordance with GAAP, would be classified as debt on Borrower’s Consolidated balance sheet; provided that Debt for Borrowed Money shall exclude, to the extent otherwise included the preceding clause, (i) accounts payable and accrued liabilities in the ordinary course of business of Borrower and its Subsidiaries, (ii) to the extent constituting an “effective” hedge in accordance with GAAP, prepaid variable forward derivative instruments and prepaid variable forward contract obligations, (iii) notes, bills and checks presented in the ordinary course of business by Borrower or any of its Subsidiaries to banks for collection or deposit, (iv) all obligations of Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to Borrower or any of its Subsidiaries; provided, further, that, with respect to Hedge Agreements, Debt for Borrowed Money shall include only net payment obligations of such Person in respect of Hedge Agreements and (v) Debt of the type otherwise permitted under clauses (viii) or (xi) of Section 5.02(c); and provided, further, that Debt for Borrowed Money shall include, without duplication, whether or not reflected as debt on Borrower’s Consolidated balance sheet, all payment obligations outstanding to Persons that are not Affiliates of Borrower in connection with a Receivables Facility.

     “Default” means any Event of Default or any event that, unless cured or waived, would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

      “Default Interest” has the meaning specified in Section 2.07(b).

     “Deferred Net Cash Proceeds” has the meaning assigned to such term in clauses (a) and (c) of the definition of “Net Cash Proceeds.”

     “Designated Assets” means those assets listed as items 1 and 2 on Schedule 5.02(e) and those assets listed in the Side Letter.

     “Disposition” has the meaning provided in the definition of “Permitted Disposition Transaction.”

     “Dividend” means with respect to any Person that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such Person outstanding (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include (i) all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes and (ii) contributions to the ESOP.

      “Documentation Agents” has the meaning assigned to such term in the preamble hereto.

      “Dollars” and the “$” sign each means lawful currency of the United States of America.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Borrower and the Agent.

     “Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, that the definition of “Domestic Subsidiary” shall exclude any such Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary.

     “EBITDA” means, for any period, and with respect to Borrower and its Subsidiaries, Consolidated net income (or net loss) of Borrower and its Subsidiaries, exclusive of, without duplication, (w) the income or loss resulting from extraordinary items for such period, and all losses or gains resulting from non-cash, non-operating items and one-time charges, (x) the income of any PDT Entity and any Person accounted for by Borrower or any of its Subsidiaries on the equity method for such period, but any such income so excluded may be included in such period or any later period to the extent of any cash Dividends or distributions actually paid in the relevant period or any later period to Borrower or any Subsidiary of Borrower, (y) whether or not recurring, non-cash charges and, non-cash stock-based compensation charges determined in accordance with GAAP during such period, and whether or not recurring, non-cash retirement expense, including such expense from ESOP, pension and cash balance plans and (z) expected or actual gains resulting from the disposition of discontinued operations, (excluding in the case of clauses (w) and (y) (i) any non-cash charge representing an accrual or a reserve for potential cash charges in any future period and (ii) the accrual of revenue or recording of receivables in the ordinary course of business), plus the sum of (a) Consolidated Interest Expense of Borrower and its Subsidiaries for such period, (b) Consolidated income tax expense of Borrower and its Subsidiaries for such period, (c) depreciation expense of Borrower and its Subsidiaries for such period, (d) amortization expense of Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP for such period, (e) transaction fees and costs associated or incurred by Borrower or any of its Subsidiaries in connection with the First Step Transactions, the Second Step Transactions and Borrower’s existing credit facilities, (f) for the four quarter periods ending December 30, 2007, March 30, 2008, June 29, 2008 and September 28, 2008, $60.0 million in each such four quarter period consisting of pro forma cash savings resulting from termination of contributions into the Tribune Company 401(k) Savings and Profit Sharing Plan, (g) expected or actual losses resulting from the disposition of discontinued operations and (h) to the extent deducted in calculating Consolidated net income (or net loss) of Borrower and its Subsidiaries, Dividends by Borrower to the ESOP to the extent the amount so Dividended to the ESOP is used to fund the ESOP Note Repayment Amounts (and to the extent such ESOP Note Repayment Amounts are themselves not included in Consolidated net income (or net loss) of Borrower and its Subsidiaries).

      EBITDA shall be calculated on a Pro Forma Basis.

     “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other bank or financial institution approved by the Agent and Borrower (such approval not to be unreasonably withheld or delayed); provided, however, that neither Borrower nor an Affiliate of Borrower shall qualify as an Eligible Assignee.

     “Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Company or with respect to which a Company could incur liability.

     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat to health, safety or the environment relating to Hazardous Materials, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation or any binding agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     “Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

     “Equity Issuance” means any issuance and sale of Equity Interests (other than (i) the Warrant or any sale or issuance in connection with the exercise thereof, (ii) any issuance or sale pursuant to the Tribune Management Equity Incentive Plan and (iii) any issuance or sale in connection with the Second Step Transactions) of Borrower in exchange for cash or Cash Equivalents in a registered public offering, Rule 144/Regulation S transaction or private placement of capital stock (including any equity-linked securities).

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “ERISA Affiliate” means any Person that is a member of Borrower’s controlled group, or under common control with Borrower, within the meaning of Section 414 of the Code.

     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subclause (1) of Section 4043(b) of ERISA (without regard to subclause (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302 or Section 303 of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan or (i) the receipt by a Loan Party, a Subsidiary or a PDT Entity of any notice concerning the imposition of liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

      “ESOP” means the Tribune Employee Stock Ownership Plan.

     “ESOP Documentation” means, collectively (a) the Tribune Employee Stock Ownership Plan, effective as of January 1, 2007, (b) the Tribune Employee Stock Ownership Trust, dated April 1, 2007, (c) the ESOP Loan Agreement, ESOP Loan and ESOP Pledge Agreement, (d) the ESOP Purchase Agreement, (e) Acquisition Agreement, (f) Investor Rights Agreement and (g) all amendments, supplements or other modifications to the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

     “ESOP Investment” means the purchase by the ESOP of $250.0 million of Tribune common equity made by the ESOP on April 1, 2007.

     “ESOP Loan” means the extension of credit made under the ESOP Note and the ESOP Loan Agreement.

     “ESOP Loan Agreement” means the ESOP Loan Agreement, dated as of April 1, 2007, by and between Borrower and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the ESOP Trust, which implements and forms a part of the ESOP, as the same may be supplemented, amended, restated or otherwise modified from time to time.

     “ESOP Note” means the ESOP’s 30-year amortizing 5.01% note as in effect on the Closing Date.

     “ESOP Note Repayment Amounts” means, for any period, the aggregate amount of principal and interest payments due to Borrower in respect of the ESOP Note.

     “ESOP Pledge Agreement” means the ESOP Pledge Agreement made April 1, 2007, between GreatBanc Trust Company, not in its individual or corporate capacity but solely in its capacity as trustee of the ESOP Trust which forms a part of the ESOP and Borrower, as the same may be supplemented, amended, restated or otherwise modified from time to time.

     “ESOP Purchase Agreement” means the ESOP Purchase Agreement made April 1, 2007, between Borrower and GreatBanc Trust Company, as trustee of the ESOP Trust, a separate trust created under the ESOP, as the same may be amended, restated or otherwise modified from time to time.

     “ESOP Related Distributions” means payments, loans, advances, distributions or dividends made by Borrower to satisfy its obligations to repurchase Borrower’s common stock pursuant to the ESOP Documentation or ERISA (including contributions to the ESOP to enable the ESOP to purchase common stock that Borrower would otherwise be required to purchase under the ESOP Documentation or ERISA).

      “ESOP Trust” means the Tribune Employee Stock Ownership Trust, dated April 1, 2007.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and the Agent.

     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum appearing on Reuters LIBOR 01 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters LIBOR 01 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve re-

quirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

      “Events of Default” has the meaning specified in Section 6.01.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

      “Exchange Date” has the meaning assigned to such term in Section 2.17(b).

      “Exchange Note Trustee” means the trustee under the Exchange Notes Indenture.

      “Exchange Notes” has the meaning assigned to such term in Section 2.17(a).

     “Exchange Notes Indenture” means the indenture to be entered into relating to the Exchange Notes, with terms and conditions substantially similar in all material respects with Exhibit I but in no event more restrictive than the terms and conditions set forth in this Agreement with (a) such changes being not materially adverse to the Lenders as the Exchange Note Trustee may require and (b) as otherwise reasonably agreed upon by the Borrower and the Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

     “Exchange Notes Registration Rights Agreement” means the registration rights agreement to be entered into relating to the Exchange Notes, with terms and conditions substantially similar in all material respects with Exhibit J and as otherwise reasonably agreed upon by Borrower and the Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

      “Exchange Notice” has the meaning assigned to such term in Section 2.17(a).

     “Exchange Trigger Event” shall be deemed to have occurred on each date that the Agent shall have received valid requests in accordance with Section 2.17 to exchange at least an aggregate of $100,000,000 principal amount of Advances (that are outstanding as Advances at such time) for Exchange Notes.

      “Exemption Certificate” has the meaning specified in Section 2.14(e)(ii).

     “Existing Notes” means the Medium Term Notes and Borrower’s 4.875% senior notes due 2010, 7.25% senior debentures due 2013, 5.25% senior notes due 2015, 7.5% senior debentures due 2023, 6.25% series D medium-term notes due 2026, 6.61% senior debentures due 2027 and 7.25% senior debentures due 2096.

     “FCC” means the Federal Communications Commission, as established by the Communications Act of 1934.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the aver-

age of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

      “Final Maturity Date” means the eight year anniversary of the Closing Date.

      “First Step Closing Date” means June 4, 2007.

     “First Step Transactions” means (i) the Stock Repurchase, (ii) the Refinancing, (iii) the Initial Zell Investment and issuance of the Zell Note, (iv) the formation of the ESOP, (v) the execution and delivery of the Acquisition Agreement, (vi) the ESOP Investment, (vii) the execution, delivery and performance of the Senior Secured Credit Agreement and the documents related thereto (including, without limitation, any guarantee agreements and security documents) and the making of the credit extensions thereunder on the First Step Closing Date, (viii) the ESOP Loan and the pledge of shares by ESOP to secure the ESOP Loan, (ix) the Tribune Finance LLC Transaction and the Broadcasting Holdco Transaction, (x) all other transactions necessary to effect or incidental to the foregoing and (xi) the payment of fees, costs and expenses related to the foregoing.

      “Fixed Rate Exchange Note” means a “Fixed Rate Note” as defined in Exhibit I.

     “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      “GAAP” has the meaning specified in Section 1.03.

     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantee” means that certain senior subordinated guarantee agreement dated the Closing Date among Borrower, the Guarantors and the Agent substantially in the form of Exhibit F hereto.

      “Guaranteed Debt” has the meaning specified in the definition of “Debt”.

     “Guarantor” means each Domestic Subsidiary of Borrower listed on Schedule 1.01(e) and each other Subsidiary of Borrower that is required to become a Guarantor after the Closing Date pursuant to Section 5.01(l) and any other Subsidiary designated as a Guarantor by Borrower. Borrower will provide to the Agent a supplement to Schedule 1.01(e) such that on the Closing Date, Schedule 1.01(e) lists each Domestic Subsidiary of Borrower existing on the Closing Date other than Tribune License Inc., Multimedia Insurance Company, a captive insurance Subsidiary, and each Immaterial Subsidiary of Borrower.

     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

      “Hedging Obligations” means obligations under or with respect to Hedge Agreements.

     “Immaterial Subsidiary” means, at any time of determination, any Subsidiary of Borrower that (i) has total annual revenues and total assets of less than $10,000,000 for the immediately preceding period of 12 consecutive fiscal months and (ii) does not have any Debt in respect of which the Borrower or any Subsidiary of Borrower shall have any Guaranteed Debt or has not granted or permitted to exist any Lien on any of Borrower’s or any of its wholly owned Subsidiaries’ assets.

     “Increasing Rate Exchange Note” means an “Increasing Rate Note” as defined in Exhibit I.

     “Incremental Facility” means the $2,105 million in term loans to be borrowed on or about the Closing Date by the Borrower pursuant to the terms and conditions of the Senior Secured Credit Agreement.

      “Indemnified Party” has the meaning specified in Section 8.04(b).

      “Initial GAAP” has the meaning specified in Section 1.03.

     “Initial Lenders” means those Lenders listed under the heading “Initial Lenders” in the signature pages hereto.

      “Initial Maturity Date” means the one year anniversary of the Closing Date.

     “Initial Zell Investment” means the investment by EGI-TRB, L.L.C. in Borrower pursuant to the Zell Note and the purchase by EGI-TRB, L.L.C. of $50.0 million of Borrower common equity.

      “Intellectual Property” has the meaning specified in Section 4.01(i).

     “Intercompany Junior Subordinated Notes” means the junior subordinated notes of certain Guarantors issued to Tribune Finance, LLC on the First Step Closing Date in an aggregate principal amount of not less than $3.0 billion.

     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or subject to clause (b) of this definition, nine or twelve months, as Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

     (a) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

     (b) Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     “Interim Loan Pledge Agreement” means the pledge agreement in substantially the form of Exhibit G hereto and any other documents granting a Lien upon the Collateral as security for the Take-Out Securities or any Advances hereunder.

      “Investment” has the meaning specified in Section 5.02(h).

     “Investment Reduction Amount” means, on any date of determination, the sum of (a) the aggregate amount of Junior Capital (other than the Zell Note, the Initial Zell Investment, the Zell Sub Note as contemplated on the Closing Date or any additional Investments made to finance the Stock Repurchase, the Refinancing, the Acquisition and the payment of related fees and expenses) issued prior to or on such date of determination plus (b) 50% of Special Proceeds received before such date of determination plus (c) the aggregate amount of cash proceeds received by Borrower after April 1, 2007 and prior to such date of determination from the litigation and proceedings listed in the Side Letter and designated (at the time such proceeds are received) by Borrower to be included in the Junior Capital Reduction Amount and Investment Reduction Amount (it being acknowledged and agreed that $100,000,000 of such proceeds has been designated to be included in the Junior Capital Reduction Amount and the Investment Reduction Amount).

     “Investor Rights Agreement” means the Investor Rights Agreement dated April 1, 2007 by and among Borrower, EGI-TRB, L.L.C. and GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee of the ESOP Trust, which implements and forms a part of the ESOP, as the same may be supplemented, amended, restated or otherwise modified from time to time.

     “Junior Capital” means (i) common equity of Borrower that does not (a) provide for scheduled payments of dividends in cash prior to the date that is one year after the Tranche B Maturity Date or (b) become mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the date that is one year after the Tranche B Maturity Date and (ii) Debt of Borrower that (a) is unsecured and not Guaranteed by any Subsidiary, (b) is expressly subordinated to the prior payment in full in cash of the Secured Obligations, (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is one year after the Tranche B Maturity Date and (d) provides for payments of interest solely in-kind until the date that is one year after the Tranche B Maturity Date.

     “Junior Capital Reduction Amount” means, on any date of determination, the result of (a) 50% of Special Proceeds received before such date of determination plus (b) the aggregate amount of cash proceeds received by Borrower after April 1, 2007 from the litigations and proceedings listed in the Side Letter and designated (at the time such proceeds are received) by Borrower to be included in the Junior Capital Reduction Amount and Investment Reduction Amount (it being acknowledged and agreed that $100,000,000 of such proceeds has been designated to be included in the Junior Capital Reduction Amount and the Investment Reduction Amount) minus (c) the Investment Reduction Amount (calculated without giving effect to clause (a) thereof) to the extent such amount was actually applied to reduce the Zell Investment Amount minus (d) the amount of dividends previously made of the type described in Section 5.02(g)(viii) minus (e) the principal amount of Junior Capital repurchased pursuant to Section 5.02(j)(i)(w) before such date of determination.

      “Lead Arrangers” has the meaning specified in the preamble.

     “Lenders” means, at any time, each Lender and, without duplication, each other Person that shall become a party hereto pursuant to Section 8.07.

     “Lien” means any lien, security interest or other charge of any kind, or any other type of preferential arrangement intending to have the effect of a lien or security interest, including, without limitation, (x) any lien or retained security title of a conditional vendor, (y) any easement, right of way or other encumbrance on title to real property and (z) any assignment of income or proceeds intended to secure Debt for Borrowed Money.

     “Loan Documents” means this Agreement and the Notes, and, if applicable, the Interim Loan Pledge Agreement in each case as the same may be amended, restated or otherwise modified from time to time.

     “Loan Parties” means, collectively, Borrower and each Guarantor that is a party to a Loan Document.

     “Material Adverse Effect” means (a) prior to the earlier to occur of the consummation of the Acquisition and the termination of the Acquisition Agreement in accordance with its terms (including, without limitation, for purposes of any representation and warranty made, or any condition required to be satisfied, on the Closing Date), except as disclosed in the SEC Reports filed prior to April 1, 2007 (other than risk factors and similar cautionary disclosure contained therein under the headings “Risk Factors” or “Forward-Looking Statements” or under any similar heading), or as disclosed in the “company disclosure schedule” to the Acquisition Agreement, a Company Material Adverse Effect and (b) thereafter, a material adverse effect on (i) the business, operations or financial condition of Borrower and its Subsidiaries taken as a whole (after giving effect to the Transactions), (ii) the rights and remedies of the Agent or any Lender under the Loan Documents or (iii) the ability of Borrower and the other Loan Parties (taken as a whole) to perform its obligations under the Loan Documents.

     “Material Debt” means Debt with an outstanding principal amount of $75.0 million or more.

     “Medium Term Notes” means the following medium-term notes of Borrower: (i) the 6.35% Series E Medium-Term Notes issued on February 3, 1998 and maturing on February 1, 2008 with an initial face amount of $25,000,000, (ii) the 5.50% Series E Medium-Term Notes issued on October 6, 1998 and maturing on October 6, 2008 with an initial face amount of $167,915,000 and (iii) the 5.67% Series E Medium-Term Notes issued on December 8, 1998 and maturing on December 8, 2008 with an initial face amount of $69,550,000.

     “Merger Sub” shall mean Tesop Corporation, a Delaware corporation wholly owned by the ESOP.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate is making or had an obligation to make contributions, has within any of the preceding five plan years made or has an obligation to make contributions or with respect to which Borrower or any ERISA Affiliate could have liability.

     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower or any ERISA Affiliate and at least one Person other than Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

      “Net Cash Proceeds” means

     (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve (other than in satisfaction of any such liabilities), such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for Borrowed Money which is secured by a Lien on the properties sold in such Asset Sale and which is repaid with such proceeds (other than any such Debt assumed by the purchaser of such properties); and (v) the amount of any proceeds of such Asset Sale that Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period) in the business of Borrower or any of the Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall (x) be deemed to be Net Cash Proceeds of an Asset Sale occurring on the last day of such Reinvestment Period, and (y) be applied to the repayment of Advances in accordance with Section 2.10(b);

     (b) with respect to any incurrence of Debt for Borrowed Money or any issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event net of any proceeds, awards or other compensation in respect of such Casualty Event that Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period) (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) in the business of Borrower or any of the Subsidiaries; provided that any portion of such proceeds, awards or other compensation that has not been so reinvested within such Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Casualty Event occurring on the last day of such Reinvestment Period, and (y) be applied to the repayment of Advances in accordance with Section 2.10(b).

      “Non-Consenting Lender” has the meaning provided in Section 8.01(b).

     “Non-Excluded Taxes” means any Taxes other than (i) net income and franchise taxes imposed with respect to the Agent or any Lender by the Governmental Authority under the laws of which the Agent or such Lender, as applicable, is organized or in which it maintains its applicable lending office and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located.

     “Non-U.S. Lender” means any Lender that is not a “United States Person”, as defined under Section 7701(a)(30) of the Code.

     “Note” means a promissory note of Borrower payable to the order of any Lender with outstanding Advances, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the indebtedness of Borrower to such Lender resulting from the Advances made by such Lender.

      “Notice of Borrowing” has the meaning specified in Section 2.02(a).

     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Advances made to Borrower, including on behalf of any of its Subsidiaries, all accrued and unpaid fees (including pursuant to Section 2.04 of this Agreement) and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent or any indemnified party, in each case arising under the Loan Documents (including interest and fees accruing after commencement of any bankruptcy or insolvency proceeding against any Loan Party, whether or not allowed in such proceeding).

     “Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

     “Other Taxes” means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment being or being required to be made hereunder or under any Note or from the execution, delivery, registration, recording or enforcement of this Agreement or any Note.

     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

      “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

     “PDT Debt” has the meaning provided in the definition of “Permitted Disposition Transaction.”

     “PDT Entity” has the meaning provided in the definition of “Permitted Disposition Transaction”.

     “Permitted Acquisition” means any transaction for the (a) acquisition by a Guarantor of all or substantially all of the property of any Person, or of any business or division of any Person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any Person that becomes a wholly owned Domestic Subsidiary after giving effect such transaction; provided, that, for any acquisition over $10,000,000, in the case of each of (a) and (b) each of the following conditions shall be met:

      (i) no Event of Default then exists or would result therefrom;

     (ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 5.02(i)(A) and (B) (or equivalent sections under any replacement agreement) of the Senior Secured Credit Agreement as of the most recent Test Period (assuming if such transaction is to be consummated prior to the last day of the first Test Period for which the covenants in Sections 5.02(i)(A) and (B) (or equivalent sections under any replacement agreement) under the Senior Secured Credit Agreement are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this clause (ii));

     (iii) no Company (as defined prior to giving effect to such transaction) shall, in connection with any such transaction, assume or remain liable with respect to any Debt of the related seller or the business, Person or properties acquired, except to the extent permitted under Section 5.02(c);

     (iv) the Person, property or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 5.02(l);

     (v) all transactions in connection therewith shall be consummated in accordance with all applicable law;

     (vi) with respect to any transaction involving acquisition consideration of more than $100,000,000, unless the Agent shall otherwise agree, Borrower shall have provided the Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period which are available and (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction to the extent such projections have been provided to Borrower; provided that at Borrower’s request, such information may instead be provided to the Agent only (who will in turn make such information available to any Lender upon its reasonable request); provided further that the information will be deemed to be Borrower Information and will be subject to Section 8.08;

     (vii) at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agent and the Lenders an officers’ certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

     (viii) in the case of (b) above, Borrower will cause such new Subsidiary to comply with Section 5.01(l) (if applicable).

     “Permitted Disposition Transactions” means (i) any disposition of property by Borrower or any of its Subsidiaries (including, without limitation, any Asset Sale) (a “Disposition”) and (ii) any related incurrence of Debt (including any Debt secured by a Lien on such property), merger or consolidation of any Subsidiary of Borrower with or into any other Person (including, without limitation, with or into Borrower), Dividends to Borrower or any of its Subsidiaries, Investments in any other Person, prepayment, acquisition, exchange or other redemption of Debt, in each case in connection with or for the purpose of effecting such Disposition (any such related transaction, a “Related Transaction”); provided that, for any such Disposition (or series of related Dispositions) involving property with a fair market value of $10,000,000 or more, each of the following conditions shall be met with respect to the Disposition and all Related Transactions:

     (i) after giving effect to any such Disposition and all of its Related Transactions on a Pro Forma Basis (including after giving effect to any prepayment made or required to be made within six months thereafter pursuant to clause (v) of this definition), Borrower shall be in compliance with all covenants set forth in Sections 5.02(i)(A) and (B) (or equivalent sections under any replacement agreement) of the Senior Secured Credit Agreement as of the most recent Test Period (assuming if such transaction is to be consummated prior to the last day of the first Test Period for which the covenants in such Sections 5.02(i)(A) and (B) (or equivalent sections, as applicable) are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this clause (i)); provided that, solely for purposes of the foregoing calculations in determining whether a Disposition and its Related Transactions are permitted, all Debt incurred as a Related Transaction of such Disposition (whether in the form of Guaranteed Debt or otherwise) by Borrower or any of its Subsidiaries regardless of whether it would be included in determining compliance with Sections 5.02(i)(A) and (B) (or equivalent sections under any replacement agreement) of the Senior Secured Credit Agreement shall be included in the calculation required by this clause (i), except that Debt incurred by Borrower and not by any Guarantor that is in the form of either Guaranteed Debt of a third party to which property is being transferred pursuant to the subject Disposition (the “Subject Transferee”) or an obligation owed solely to the Subject Transferee shall not be required to be included in the calculation required by this clause (i) if Borrower delivers to the Agent and the Lenders an officers’ certificate to the effect that the Subject Transferee is Solvent (determined as of the date of such incurrence, treating the Subject Transferee as if it were Borrower for purposes of the definition of Solvent and disregarding the benefit of Borrower’s guarantee or loan) which certificate shall be in form and substance satisfactory to the Agent (with a cor-

responding copy of any notices delivered to the Agent hereunder within a reasonable period of time following delivery to the agent under the Senior Secured Credit Agreement);

     (ii) the aggregate fair market value of property subject to Dispositions contemplated by this definition occurring in any fiscal year shall not exceed an amount equal to (a) (1) 25% of Consolidated Total Assets prior to the Tranche X Maturity Date and (2) thereafter, 15% of Consolidated Total Assets, in each case, as disclosed on the face of Borrower’s audited financial statements for the immediately preceding fiscal year minus (b) the aggregate fair market value of all Asset Sales (other than Dispositions) permitted under Section 5.02(e)(ii) in the applicable fiscal year; provided that a Disposition of any property referenced in Section 5.02(e)(vii) shall not be subject to the foregoing limitations;

     (iii) such Disposition, all Related Transactions and transactions in connection therewith shall be consummated in accordance with all applicable law and all terms and conditions thereof shall be fair and reasonable and no less favorable (on an after-tax basis), taken as a whole, to Borrower and its Subsidiaries and the holders of the Secured Obligations than terms and conditions Borrower and its Subsidiaries otherwise would have obtained in an arm’s-length Asset Sale transaction involving the property subject to the Disposition that is effected without any such Related Transactions (other than any Related Transactions that would otherwise be permitted under this Agreement in the absence of this definition and the related concepts);

     (iv) at least 10 Business Days prior to the proposed date of consummation of the Disposition, Borrower shall have delivered to the Agent and the Lenders an officers’ certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance) and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;

      (v) with respect to any such Disposition:

     (A) to the extent not involving a Sale and Lease-Back Transaction, Borrower shall be required to apply an amount equal to not less than the greater of (x) 70% of the fair market value of the property subject to such Disposition and (y) the Net Cash Proceeds therefrom, in each case to the prepayment of Advances in accordance with Section 2.10(b)(iii); and

     (B) to the extent involving a Sale and Lease-Back Transaction, Borrower may elect to either (i) prepay the Tranche X Advances and the Tranche B Advances under (and as defined in) the Senior Secured Credit Agreement prior to the six-month anniversary of the consummation of such Sale and Lease-Back Transaction from the Net Cash Proceeds received by Borrower or any of its Subsidiaries therefrom or (ii) on or before the thirtieth (30th) day following the consummation of such Sale and LeaseBack Transaction deposit all such Net Cash Proceeds, when received, into an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be reasonably satisfactory to the Agent, and then on the six-month anniversary of the consummation of such Sale and Lease-Back Transaction, to the extent not otherwise voluntarily prepaid in accordance with clause (v)(B)(i) above, shall apply an amount equal to the Net Cash Proceeds received on or prior to such date and, when received, such additional Net Cash Proceeds in respect of such transaction as and when received to the prepayment of Advances in accordance with Section 2.10(b)(iii); and

     (vi) any Related Transaction shall be required to comply with the following additional requirements: (a) any Related Transaction involving an incurrence of Debt that is Debt of Borrower or any Subsidiary shall either be (1) if incurred by Borrower or a Guarantor, unsecured and, if incurred by a Guarantor, subordinated in right of payment to the Obligations of such Guarantor in a manner reasonably satisfactory to the Agent, and shall require no cash payments of principal prior to the sixth month following the Tranche B Maturity Date (“PDT Debt”) or (2) in an aggregate principal amount, when taken together with all other Debt incurred pursuant to this sub-clause (2) and Section 5.02(c)(xxiii), not exceeding $50.0 million (with amounts incurred pursuant to this sub-clause (2) reducing dollar-for-dollar the amount of Debt permitted to be incurred pursuant to Section 5.02(c)(xxiii)) and, to the extent involving the incurrence of a Lien on any property other than property that is subject to the Disposition or received as consideration in connection with such Disposition, any Lien securing Debt permitted by this sub-clause (2) shall be incurred in compliance with Section 5.02(a)(xi); (b) any Related Transaction involving a merger with, or transfer or other disposition of property to, Borrower shall only be permitted to the extent permitted under Section 5.02(b) (except that this shall not prohibit transfers of Net Cash Proceeds and other transfers as part of cash management or in the ordinary course of business); (c) any Related Transaction involving a transfer or other disposition of property to a Subsidiary that is not a Guarantor (a “PDT Entity”) shall only be permitted if all financial attributes of such Subsidiary (including Consolidated EBITDA) are excluded from the pro forma calculations as specified in clause (vi)(c) of the definition of “Permitted Disposition Transaction” set forth in the Senior Secured Credit Agreement; (d) any Related Transaction involving an Investment shall be permitted only to the extent either (1) the Investment is being received as consideration for the Disposition or (2) the Investment shall be pursuant to Section 5.02(h)(vi), (x) or (xvi); (e) any restrictions of the type subject to Section 5.02(d) shall only be permitted to the extent that they impact only a Guarantor or a PDT Entity and do not have a material adverse impact on any Collateral for the obligations under the Senior Secured Credit Agreement and, in the good faith judgment of Borrower, will not materially and adversely affect the ability of such Guarantor to satisfy its Obligations when due; (f) any prepayment or redemption of Debt shall be in compliance with and pursuant to Section 5.02(j) or shall be of Intercompany Junior Subordinated Notes of the Company effecting, or that is the subject of, the Disposition in connection with the Disposition and reasonably related thereto; and (g) restrictions of the type subject to Section 5.02(m) of the Senior Secured Credit Agreement shall be permitted only to the extent they relate to property that is the subject of the relevant Disposition and any Investments received as consideration for the Disposition; provided that, notwithstanding anything to the contrary, this clause (vi) will not prohibit a Related Transaction if it otherwise complies with the requirements of this Agreement other than the definition of “Permitted Disposition Transaction”.

     “Permitted Liens” means each of the following: (a) Liens for unpaid utilities and for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law (other than any Lien imposed by ERISA that could reasonably be expected to result in a Material Adverse Effect), such as warehousemen’s, landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance and other social security or employment laws or similar legislation or to secure public, statutory or regulatory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights of way covenants, zoning, use restrictions and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes; (f) Liens securing judgments for the payment of money not constituting a Default under Section 6.01(f) or securing appeal or other surety bonds related to such judgments; (g) any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of such lease or licensing agreement, as the case may be; (h) Liens in favor of payor financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower or any Subsidiary of Borrower on deposit with or in possession of such financial institution; (i) leases or licenses of Intellectual Property or other assets granted by Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Borrower or any Subsidiary and (j) the filing of UCC financing statements solely as a precautionary measure in connection with any transaction not prohibited hereunder.

     “Permitted Transferee” means (i) any direct or indirect Affiliate of EGI-TRB, L.L.C., Equity Group Investments, L.L.C. or Zell, (ii) any direct or indirect member of EGI-TRB, L.L.C. and any direct or indirect Affiliate thereof, (iii) Zell or his spouse, lineal ancestors and descendants (whether natural or adopted), or (iv) any trust or retirement account primarily for the benefit of Zell and/or his spouse, lineal ancestors and descendants, any entity formed and wholly owned by any such trust or retirement account and any private foundation formed by Zell and/or any one or more of his descendants.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     “PHONES” means the Exchangeable Subordinated Debentures of Borrower due 2029 and outstanding as of the Closing Date.

      “PIK Interest” shall have the meaning set forth on Schedule I-A.

      “Plan” means a Single Employer Plan or a Multiple Employer Plan.

      “Platform” has the meaning specified in Section 8.02(d).

      “Prepayment Event” means any Asset Sale Prepayment Event or Casualty Event.

     “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, to the extent consummated on or after the first day of a Test Period, the First Step Transactions, the Second Step Transactions, any Permitted Acquisition, an Asset Sale (including any anticipated disposition, transfer or assignment of specific assets listed on Schedule 1.01(c) in connection with which a definitive acquisition or other agreement has been entered into, including where such sale remains subject to certain customary approvals), the incurrence, permanent repayment or extinguishment of Debt (other than Debt incurred for working capital needs under ordinary course revolving credit facilities) or any cost savings realized or to be realized as a result of any of the foregoing (each a “Specified Transaction”) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period in such test or covenant: income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary or any division, product line, or facility used for operations of Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of Debt described in the definition of “Specified Transaction”, if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt as at the relevant date of determination); provided that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and Regulation S-X.

     “Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Debt (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Debt is incurred within one year after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Debt does not exceed 100% of the unamor-tized cost of such acquisition, installation, construction or improvement, as the case may be.

      “Ratably” has the meaning specified in Section 7.05(a).

     “Receivables Facility” one or more receivables financing facilities, in each case, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Debt of which is non-recourse (except for Standard Receivables Facility Undertakings) to Borrower and its Subsidiaries, other than any Receivables Subsidiary, pursuant to which Borrower or any of its Subsidiaries sells its accounts, payment intangibles and related assets to either (a) a Person that is not a Guarantor or (b) a Receivables Subsidiary.

     “Receivables Facility Repurchase Obligation” means any obligation of Borrower or a Subsidiary that is a seller of assets in a Receivables Facility to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

     “Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

      “Reference Banks” means JPMorgan Chase Bank, N.A. and Citibank, N.A.

     “Refinancing” means the refinancing of Borrower’s existing indebtedness listed on Schedule 1.01(a).

      “Regulation S-X” means Regulation S-X promulgated under the Securities Act.

      “Register” has the meaning specified in Section 8.07(d).

     “Reinvestment Period” means 15 months following the date of an Asset Sale Prepayment Event or Casualty Event (or, if later, 180 days after the date Borrower or a Subsidiary has entered into a binding commitment to reinvest the proceeds of any such Asset Sale Prepayment Event or Casualty Event prior to the expiration of such 15 months).

     “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     “Related Transaction” has the meaning provided in the definition of “Permitted Disposition Transaction.”

     “Required Lenders” means at any time Lenders owed or holding at least a majority of the aggregate principal amount of the Advances outstanding at such time.

     “Retained Amount” shall have the meaning set forth in the Senior Secured Credit Agreement as in effect on the Closing Date (whether or not such Senior Secured Credit Agreement is in effect on any date of calculation of the Retained Amount).

     “S Corp Election” means Borrower has qualified and elected to be treated as an “S Corporation” under Subchapter S of the Code, and shall have filed all forms and taken all other actions necessary to qualify and elect that each Domestic Subsidiary of Borrower (other than (x) Immaterial Subsidiaries, (y) any other Subsidiaries for which Borrower reasonably determines the failure to be treated as a “qualified subchapter S subsidiary” for U.S. federal income tax purposes would not result in material adverse tax consequences to Borrower and (z) any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code) be treated as a “qualified subchapter S subsidiary” for U.S. federal income tax purposes, in each case in accordance with all requirements of law.

     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

     “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Borrower or such Subsidiary to such Person in contemplation of such leasing.

     “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended from time to time, and all rules and regulations promulgated thereunder.

     “Schedule TO” means Borrower’s Schedule TO filed on April 25, 2007 with the Securities and Exchange Commission, as the same has been and shall be amended from time to time.

     “SEC Reports” means (i) the Annual Report of Borrower on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, (ii) Borrower’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2007, July 1, 2007 and September 30, 2007 filed with the Securities and Exchange Commission, (iii) Borrower’s current Reports on Form 8-K filed with the Securities and Exchange Commission prior to the Closing Date (but subsequent to filing of the SEC Report described in clause (i) above) and (iv) Borrower’s Schedule TO.

     “Second Step Fee Letter” means that certain Amended and Restated Second Step Fee Letter dated as of April 5, 2007 (as the same may at any time be amended, supplemented or otherwise modified from time to time), in each case, among J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Merrill Lynch Capital Corporation, Citigroup Global Markets Inc., Bank of America, N.A., Banc of America Securities LLC and Banc of America Bridge LLC and Borrower.

     “Second Step Transactions” means (i) the consummation of the Acquisition pursuant to the Acquisition Agreement (including the purchase of common stock owned by EGI-TRB, L.L.C.), (ii) the making of advances under the Incremental Facility and/or the execution, delivery and performance by Borrower and its Subsidiaries party thereto of the documents related to the Incremental Facility, the Loan Documents, this Agreement, (iii) the making of Advances hereunder and/or issuance of Take-Out Securities, if any (iv) the issuance of the Zell Sub Note and the repayment of the Zell Note, (v) the purchase by EGI-TRB, L.L.C. of the Warrant, (vi) entry into the Zell Investment Agreement, (vii) all other transac-

tions necessary to effect or incidental to the foregoing and (viii) the payment of fees, costs and expenses related to the foregoing.

     “Secured Cash Management Obligations” means all obligations owing by Borrower or any Subsidiary to the Agent (as defined in the Senior Secured Credit Agreement), a Lead Arranger (as defined in the Senior Secured Credit Agreement) or a co-arranger, any Affiliate, of any of the foregoing or a Person that was a Lender (as defined in the Senior Secured Credit Agreement) or an Affiliate of a Lender (as defined in the Senior Secured Credit Agreement) on the First Step Closing Date or at the time the Cash Management Agreement giving rise to such obligations was entered into to the extent Borrower elects to treat such obligations as “Secured Cash Management Obligations”.

     “Secured Hedging Obligations” means all obligations owing by Borrower or any Subsidiary to the Agent (as defined in the Senior Secured Credit Agreement), a Lead Arranger (as defined in the Senior Secured Credit Agreement) or any Affiliate of any of the foregoing or a Person that is or, at the time such obligation arose, was a Lender (as defined in the Senior Secured Credit Agreement) or an Affiliate of a Lender (as defined in the Senior Secured Credit Agreement), in each case under a Hedge Agreement.

     “Secured Obligations” means all Obligations under (and as defined in) the Senior Secured Credit Agreement and the related loan documents (including the Senior Secured Pledge Agreement and any guarantee in respect thereof), together with all Secured Hedging Obligations and Secured Cash Management Obligations.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

     “Senior Secured Credit Agreement” means that certain Credit Agreement, dated as of May 17, 2007, among Borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, Merrill Lynch Capital Corporation, as syndication agent, Citicorp North America, Inc. and Bank of America, N.A., as co-documentation agents, and J.P. Morgan Securities Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents) and, in each case, any amendments, supplements, modifications, extensions, renewals or restatements thereof including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 5.02(c)) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

     “Senior Secured Pledge Agreement” means the pledge agreement and any other documents granting a Lien upon the Collateral as security for the payment of the Secured Obligations.

     “Side Letter” means that certain side letter provided by Borrower to the Lenders under this Agreement that will be made available to any Lender upon reasonable request; provided that such letter and its contents shall be deemed Borrower Information and will be subject to Section 8.08.

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower or any ERISA Affiliate and no Person other than Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability, including, under Section 4069 of ERISA, in the event such plan has been or were to be terminated.

     “Solvent” and “Solvency” mean, with respect to Borrower on the Closing Date, that on such date (a) the fair value and present fair saleable value of the aggregate assets (including goodwill) of Borrower exceeds its liabilities (including stated liabilities, identified contingent liabilities and the new financing), and such excess is in an amount that is not less than the capital of Borrower (as determined pursuant to Section 154 of the Delaware General Corporate Law), (b) Borrower will be able to pay its debts (including the stated liabilities, the identified contingent liabilities and the new financing), as such debts mature or otherwise become absolute or due and (c) Borrower does not have unreasonably small capital. As used in this definition:

     “fair value” means the amount at which the aggregate or total assets of Borrower (including goodwill) would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act and, on the Closing Date, in a transaction having a similar structure;

    “present fair saleable value” means the amount that may be realized by a willing seller from a willing buyer if Borrower’s aggregate or total assets (including goodwill) are sold with reasonable promptness and, on the Closing Date, in a transaction having a similar structure;

     “does not have unreasonably small capital” relates to the ability of Borrower to continue as a going concern and not lack sufficient capital for the business in which it is engaged, and will be engaged, as management has indicated such businesses are now conducted and are proposed to be conducted;

     “stated liabilities” means recorded liabilities of Borrower as presented on the most recent balance sheet of Borrower provided to the Agent prior to the Closing Date;

     “identified contingent liabilities” means the reasonably estimated contingent liabilities that may result from, without limitation, threatened or pending litigation, asserted claims and assessments, environmental conditions, guaranties, indemnities, contract obligations, uninsured risks, purchase obligations, taxes, and other contingent liabilities as determined by Borrower;

     “new financing” means, on the Closing Date, the indebtedness incurred, assumed or guaranteed by Borrower in connection with the Transactions; and

     “similar structure” means a structure similar to the structure contemplated in the Transactions (an S Corporation (under Subchapter 5 of the Code), owned entirely by an Employee Stock Ownership Plan, which receives favorable federal income tax treatment), or another structure resulting in equivalent favorable federal income tax treatment.

     “Special Contribution” means an Investment in Junior Capital of Borrower made pursuant to Section 5.01(n).

     “Special Proceeds” means any aggregate Net Cash Proceeds received by Borrower or any Subsidiary from, and all tax savings directly associated with, the sale, transfer or disposition of Designated Assets in excess of the aggregate amount disclosed in the Side Letter.

     “Standard Receivables Facility Undertakings” means representations, warranties, covenants and indemnities entered into by Borrower or any Subsidiary that Borrower has determined in good faith to be customary in financings similar to a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Facility Subsidiary, it being understood that any

Receivables Facility Repurchase Obligation shall be deemed to be a Standard Receivables Facility Undertaking.

     “Stock Repurchase” means the repurchase of certain shares of Borrower’s capital stock by Borrower on or about the First Step Closing Date as provided in the Schedule TO.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate or other business entity of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate or other business entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, in each case, with respect to Borrower; provided that neither any PDT Entity nor any entity disclosed in the Side Letter shall be deemed a “Subsidiary” for purposes of the Loan Documents. Unless expressly stated otherwise or the context otherwise requires, any reference to “Subsidiary” shall mean a Subsidiary of Borrower.

      “Syndication Agent” has the meaning specified in the preamble hereto.

     “Take-Out Securities” means debt securities issued to refinance (in whole or in part) or replace Advances under this Agreement.

     “Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

     “Test Period” means, for any determination hereunder, the four consecutive fiscal quarters most recently then last ended.

     “TMCT Real Property” means the real property owned in fee by TMCT, LLC that is leased to Borrower on the Closing Date and listed on Schedule 1.01(b) hereto.

     “Total Guaranteed Leverage Ratio” means, at any date, the ratio of (x) the aggregate principal amount of Debt for Borrowed Money of Borrower that is Guaranteed by any of the Guarantors and the aggregate principal amount of Debt for Borrowed Money of the Guarantors (on a Consolidated basis) to (y) EBITDA for the period of four fiscal quarters most recently then ended.

     “Tranche B Maturity Date” means the date that is the earlier of (x) June 4, 2014 and (y) the date that the Tranche B Advances (as defined in the Senior Secured Credit Agreement) are paid in full pursuant to the Senior Secured Credit Agreement.

     “Tranche X Maturity Date” means the date that is the earlier of (x) June 4, 2009 and (y) the date that the Tranche X Advances (as defined in the Senior Secured Credit Agreement) are paid in full pursuant to the Senior Secured Credit Agreement.

     “Transaction Documents” means all documents, instruments and agreements executed and/or delivered in connection with the Transactions, including without limitation the Loan Documents, the Guarantee, the Interim Loan Pledge Agreement (if any), the documents entered into in connection with the Take-Out Securities (if any), the Acquisition Agreement, the Senior Secured Credit Agreement,

the Senior Secured Pledge Agreement, the ESOP Loan Agreement, the ESOP Note, the ESOP Purchase Agreement, any other ESOP Documentation, the Intercompany Junior Subordinated Notes, the Zell Investment Agreement, the Zell Note and the Zell Sub Note.

      “Transactions” means the First Step Transactions and the Second Step Transactions.

      “Tribune” has the meaning specified in the preamble.

     “Tribune Finance LLC Transaction” means (a) the satisfaction of the intercompany indebtedness owed by certain Subsidiaries and listed on Schedule 1.01(d) hereto, (b) the contribution by Borrower of not less than $3.0 billion to its newly-formed, direct wholly owned subsidiary, Tribune Finance, LLC, (c) the issuance by certain Subsidiaries of the Intercompany Junior Subordinated Notes to Tribune Finance, LLC and (d) the direct or indirect dividend or other distribution by such Subsidiaries of the aggregate amount of such loaned funds to Borrower.

     “Tribune Management Equity Incentive Plan” means the Tribune Management Equity Incentive Plan as in effect on the Closing Date.

      “Trust Indenture Act” has the meaning specified in Section 7.03.

      “Type” means a Base Rate Advance or a Eurodollar Rate Advance.

     “UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     “Warrant” means that certain 15-year warrant of Borrower issued to EGI-TRB, L.L.C. evidencing rights to purchase 43,478,261 shares (subject to adjustment) of Borrower's common stock.

      “Zell” means Samuel Zell, a natural person.

     “Zell Investment Agreement” means that certain agreement among Zell, as guarantor, EGI-TRB, L.L.C. and Borrower dated November 1, 2007. (It being acknowledged and agreed that the Zell Investment Agreement has been duly executed and delivered and has terminated in accordance with its terms.)

     “Zell Investment Amount” means (x) $100.0 million minus (y) the Investment Reduction Amount on the date any Investment is made pursuant to the Zell Investment Agreement. (It being acknowledged and agreed that the Zell Investment Amount is equal to zero.)

     “Zell Note” means that certain $200.0 million aggregate principal amount unsecured subordinated exchangeable promissory note of Borrower issued to EGI-TRB, L.L.C., its Permitted Transferees and/or any senior employee of Equity Group Investments, L.L.C. or of any direct or indirect Affiliates thereof.

     “Zell Sub Note” means an 11-year $225.0 million initial principal amount pay-in-kind subordinated note of Borrower issued to EGI-TRB, L.L.C., its Permitted Transferees and/or any senior employee of Equity Group Investments, L.L.C. or any direct or indirect Affiliates thereof.

     SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, (b) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (a) if there is any material change in GAAP from such principles applied in the preparation of the financial statements as in effect on the Closing Date (“Initial GAAP”) that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02(i) of the Senior Secured Credit Agreement, Borrower shall give prompt notice of such change to the Agent and (b) if Borrower notifies the Agent that Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

     SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an “Advance”) to Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment at such time. Any Borrowing shall consist of Advances made on the same day by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances.

     (a) The Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) two (2) Business Days prior to the Closing Date in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 3:00 P.M. (New York City time) one (1) Business Day prior to the Closing Date in the case of a Borrowing consisting of Base Rate Advances, in each case, by Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of such a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 10:00 A.M. (New York City time) on the Closing Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly, and in any event on the date of such Borrowing, make such funds available to Borrower by wire transfer to Borrower’s Account.

      (b) [Intentionally Omitted.]

     (c) Each Notice of Borrowing shall be irrevocable and binding on Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, Borrower shall indemnify each Lender against any loss (but excluding lost profits), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (d) Unless the Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the Closing Date in accordance with clause (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and Borrower severally agree to repay to the Agent promptly following demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent, at (i) in the case of Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to Borrower the amount of such interest paid by the Lender for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

     (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

      SECTION 2.03. [Intentionally Omitted.]

      SECTION 2.04. Fees.

      (a) [Intentionally Omitted.]

      (b) [Intentionally Omitted.]

     (c) Agent’s Fees; Lead Arrangers’ Fees. Borrower shall pay to (i) the Agent for its own account such fees as may from time to time be agreed between Borrower and the Agent and (ii) the Lead Arrangers for their respective own accounts such fees as agreed to between Borrower and each such Lead Arranger (including pursuant to the Second Step Fee Letter).

      SECTION 2.05. Termination or Reduction of the Commitments.

      (a) [Intentionally Omitted.]

     (b) The Commitments shall automatically terminate at 5:00 p.m. New York City time, on the Closing Date.

      SECTION 2.06. Repayment of Advances.

      (a) [Intentionally Omitted.]

      (b) [Intentionally Omitted.]

      (c) [Intentionally Omitted.]

     (d) Advances. Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Advance on the Initial Maturity Date; provided that, notwithstanding the foregoing, unless an Event of Default under clause (e) of Section 6.01 with respect to Borrower has occurred and is continuing on the Initial Maturity Date, the unpaid principal amount of each Advance shall not be required to be repaid pursuant to this Section 2.06 until the Final Maturity Date.

      SECTION 2.07. Interest on Advances.

     (a) Scheduled Interest. Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the lesser of (A) sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time and (B) the applicable per annum rate set forth on Schedule I-A, payable in arrears quarterly on the last day of each fiscal quarter of Borrower ending on or about the last day of each March, June, September and December as set forth on Schedule 2.04(a) hereof and on the date such Base Rate Advance shall be Converted or paid in full.

     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times to the lesser of (A) during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time and (B) the applicable per annum rate set forth on Schedule I-A, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), Borrower will pay interest (“Default Interest”) on (i) the overdue principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and promptly following demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

      SECTION 2.08. Interest Rate Determination.

     (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

     (b) If, with respect to any Eurodollar Rate Advances, the Lenders owed at least a majority of the aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     (c) If Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

     (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

     (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

     (f) If Reuters LIBOR 01 page (or any successor page) is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

     (i) the Agent shall forthwith notify Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

     (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     SECTION 2.09. Optional Conversion of Advances. Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 p.m. (New York City time) on the (x) third Business Day prior to the date of the proposed Conversion of Advances from Base Rate Advances to Eurodollar Rate Advances and (y) the first Business Day prior to the date of the proposed Conversion of Advances from Eurodollar Rate Advances to Base Rate Advances, and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (a) Borrower shall pay any amounts owing pursuant to Section 8.04(c) in connection with any Conversion of Eurodollar Rate Advances into Base Rate Advances, and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 and (b) no portion of any Advance may be Converted into a Eurodollar Rate Advance if any Event of Default has occurred and is continuing. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on Borrower.

      SECTION 2.10. Prepayments of Advances.

     (a) Optional. Borrower may at any time and from time to time prepay the Advances in whole or in part, without premium or penalty, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, Borrower shall be obligated to reimburse the Lenders for any additional amounts in respect thereof pursuant to Section 8.04(c). Prepayments under this Section 2.10(a) shall be applied as determined by Borrower in its sole discretion.

      (b) Mandatory.

     (i) If (x) any Debt for Borrowed Money shall be issued or incurred by Borrower or any Subsidiary under Section 5.02(c)(iii)(B), (xx), or (xxii) (y) Borrower consummates an Equity Issuance, in each case, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence in accordance with clause (v) below; provided that any such Net Cash Proceeds shall first be applied to the repayment of Borrower’s “Obligations” under (and as defined in) the Senior Secured Credit Agreement to the extent required by Section 2.10(b) thereof or at the election of Borrower pursuant to Section 2.10(a) thereof.

      (ii) [Intentionally Omitted.]

     (iii) On each occasion that a Prepayment Event occurs, Borrower shall within five Business Days after the occurrence of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the last day of the Reinvestment Period relating to such Prepayment Event), make prepayments, in accordance with clause (v) below in an aggregate amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that (x) up to 50% of the Net Cash Proceeds that constitute Special Proceeds may be applied to Junior Capital that is being repurchased, redeemed or repaid pursuant to Section 5.02(g)(viii) or (j)(i)(w); and (y) no prepayment shall be required as a result of any Asset Sale Prepayment Event and Casualty Event until the aggregate amount of Net Cash Proceeds from all Asset Sale Prepayment Events and Casualty Events following the Closing Date that have not previously been applied to prepay Advances in accordance with this Section 2.10 exceeds $25,000,000 with respect to such Asset Sale Prepayment Events and Casualty Events; provided further that any Net Cash Proceeds from such Prepayment Event shall first be applied to the repayment of Borrower’s Obligations under and as defined in the Senior Secured Credit Agreement to the extent required by Section 2.10(b) thereof or at the election of the Borrower pursuant to Section 2.10(a) thereof.

     (iv) Upon the occurrence of a Change in Control, if any Lender notifies the Agent of the exercise of such Lender’s right to require prepayment of its Advances (in whole or in part as specified in a written notice from such Lender to Borrower but in the case of any partial prepayment, in minimum increments of $500,000) pursuant to this subclause (iv) during the 20-day period commencing on the date Borrower provides notice of such Change in Control, such notice to be within five (5) Business Days of the occurrence of a Change in Control, the Borrower shall prepay the Advances of such Lender subject to such election within three Business Days following the last day of such 20-day period.

     (v) The application of any prepayment pursuant to this Section 2.10(b) shall be made, first, to Base Rate Advances and, second, to Eurodollar Rate Advances. Each prepayment of the Advances under this Section 2.10(b) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     Notwithstanding the foregoing, to the extent that (x) a mandatory prepayment of the type described in Section 2.10(b)(iii) would be required to be made with Net Cash Proceeds received by For-

eign Subsidiaries of Borrower, (y) Borrower or any Guarantor requires a dividend or distribution of such Net Cash Proceeds from such Foreign Subsidiaries in order to make such prepayment and (z) such dividend or distribution would result in material adverse tax consequence to Borrower, then no such prepayment shall be required to until such time as either such dividend or distribution is no longer required to make such prepayment or such dividend or distribution would no longer have a material adverse tax consequence to Borrower.

     (vi) The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to Borrower and the Lenders.

     SECTION 2.11. Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the later of the Closing Date or the date a Lender shall become a Lender hereunder, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the later of the Closing Date or the date a Lender shall become a Lender hereunder, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Taxes or Other Taxes and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then Borrower shall from time to time, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that Borrower’s obligations under this Section 2.11 shall be limited to amounts accruing not more than 90 days prior to the invoice thereof by such Lender (such time period to be extended as necessary to take into account any retroactive application of a change in law giving rise to such obligations); provided, further, that each Lender claiming additional amounts under this Section 2.11 agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent and Borrower that the introduction of or any change in or in the interpretation of any law or regulation occurring after the later of the Closing Date or the date a Lender shall become a Lender hereunder makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations; Pro Rata Treatment.

     (a) Borrower shall make each payment hereunder, irrespective of any right of counterclaim, set-off, rescission or defense (other than defense of payment) (all of which are hereby waived) not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions fees ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 8.04(c) or (d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by Borrower is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of Borrower’s accounts with such Lender any amount so due.

     (c) All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commissions, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Agent shall have received notice from Borrower prior to the time on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, the Agent may assume that Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

      SECTION 2.14. Taxes.

     (a) Any and all payments by Borrower under this Agreement and each Note shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent such Taxes are imposed by law. In the event that any Taxes are imposed and required by law to be deducted or withheld from any payment required to be made by Borrower to or on behalf of the Agent or any Lender hereunder then:

     (i) subject to clause (f) below, if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for herein; and

     (ii) Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

     (b) In addition, Borrower shall pay any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

     (c) As promptly as practicable after the payment of any Taxes or Other Taxes, Borrower shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Agent shall make copies thereof available to any Lender upon request therefor.

     (d) Subject to clause (f), Borrower shall indemnify the Agent and each Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Agent or such Lender (and whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Agent or any Lender, Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that neither the Agent nor any Lender shall be under any obligation to provide any such notice to Borrower). In addition, Borrower shall indemnify the Agent and each Lender for any incremental Non-Excluded Taxes and Other Taxes that may become payable by the Agent or any Lender as a result of any failure of Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Agent or any Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Agent or such Lender, as the case may be, makes written demand therefor. Borrower acknowledges that any payment made to the Agent or any Lender or to any Governmental Authority in respect of the indemnification obligations of Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

     (e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Borrower or the Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to Borrower and the Agent either:

     (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or

     (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related Person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

     (f) Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender becomes a Lender hereunder, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to a Lender that becomes a Lender as a result of an assignment made at the request of Borrower.

     SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c) or (d)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the obligations under this Agreement shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with the other Lenders. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

      SECTION 2.16. Evidence of Debt.

     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Borrower agrees that upon notice by any Lender to Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender the applicable Note payable to the order of such Lender in a principal amount up to the Advance of such Lender.

     (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal (including any PIK Interest) or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from Borrower hereunder and each Lender’s share thereof.

     (c) Entries made in good faith by the Agent in the Register pursuant to clause (b) above, and by each Lender in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of Borrower under this Agreement.

      SECTION 2.17. Exchange Notes.

     (a) Subject to satisfaction of the provisions of this Section 2.17 and in reliance upon the representations and warranties of Borrower herein set forth, on and after the 5th Business Day prior to the Initial Maturity Date, each Lender will have the option to notify (an “Exchange Notice”) the Agent in writing of its request for senior unsecured exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in exchange for a like principal amount of all or a portion of its outstanding Advances hereunder. Each Lender’s Exchange Notice shall be irrevocable and shall specify the aggregate principal amount of outstanding Advances that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.17, which shall be in a minimum amount of $1,000,000 (and integral multiples of $1,000 in excess thereof) and whether such Exchange Notes are to be Increasing Rate Exchange Notes or, subject to the limitations set forth under the heading “—Principal, maturity and interest; Conversion of Increasing Rate Notes to Fixed Rate Notes” in Exhibit I, Fixed Rate Exchange Notes. Advances subject to an Exchange Notice shall be deemed to have been repaid for all purposes of this Agreement upon issuance of a like principal amount of Exchange Notes to such Lender in accordance with clause (c) below.

     (b) Notwithstanding the foregoing, such Lender’s Advances shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to Borrower and all such Lenders by the Agent. Upon receipt of notice of an Exchange Trigger Event, Borrower shall set a date (each an “Exchange Date”) for the exchange of Advances for Exchange Notes, which date shall be no less than 10 Business Days and no more than 20 Business Days (or, in the case of the initial issuance of Exchange Notes, 45 Business Days) after its receipt of notice of an Exchange Trigger Event.

     (c) On each Exchange Date, Borrower shall execute and deliver, and cause the Exchange Note Trustee to authenticate and deliver, to each Lender or as directed by such Lender that exchanges Advances, an Exchange Note in the principal amount equal to 100% of the aggregate outstanding principal amount (including any accrued and unpaid interest not required to be paid in cash) of such Advance (or portion thereof) for which each such Exchange Note is being exchanged. The Exchange Notes shall be governed by the Exchange Notes Indenture. Upon issuance of the Exchange Notes to a Lender in accordance with this Section 2.17, a corresponding amount of the Advances of such Lender shall be deemed to have been repaid.

     (d) Borrower shall, as promptly as practicable after being requested to do so by the Lenders pursuant to the terms of this Agreement at any time following the first Exchange Trigger Event, (i) select a bank or trust company to act as Exchange Note Trustee, (ii) enter into the Exchange Notes Registration Rights Agreement and the Exchange Notes Indenture, and (iii) cause counsel to Borrower and the General Counsel of the Company to deliver to the Agent executed legal opinions substantially in the form attached hereto as Exhibit K-1and Exhibit K-2. The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or any State thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

     SECTION 2.18. Mitigation Obligations. If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment to the extent requested within 180 days of such designation or assignment pursuant to an invoice setting forth such costs and expenses in reasonable detail.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

     SECTION 3.01. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make an Advance on the Closing Date shall be subject to the occurrence and satisfaction or waiver of the following conditions precedent (other than clause (m), which shall be a simultaneous condition):

     (a) Interim Loan Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile or .pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) fully executed copies of the other Loan Documents to be entered into on the Closing Date, including any Notes requested by a Lender pursuant to Section 2.16(a)prior to the Closing Date.

      (b) The Lenders shall have received:

         (i) a solvency certificate duly executed and delivered by the chief financial or accounting officer of Borrower authorized to sign such certificate, dated as of the Closing Date, substantially in the form of Exhibit E hereto;

         (ii) favorable written opinions (or reliance letters) of (A) Sidley Austin LLP, special counsel for the Loan Parties, in a form reasonably acceptable to the Agent and (B) Crane H. Kenney, General Counsel of the Loan Parties, in a form reasonably acceptable to the Agent, in each case dated the Closing Date and addressed to the Agent and Lenders;

         (iii) copies of (A) the unaudited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of Borrower for the fiscal quarter ended September 30, 2007, (B) a consolidated balance sheet of Tribune as of September 30, 2007 on a Pro Forma Basis after giving effect to the Transactions and (C) a consolidated balance sheet of Tribune as of September 30, 2007on a Pro Forma Basis after giving effect to the Transactions;

         (iv) a certificate, dated the Closing Date and signed by the President, a Vice President or a financial officer of the Company, confirming that the following statements shall be true (and each of the giving of the Notice of Borrowing, and the acceptance by Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by Borrower that on the date of such Borrowing such statements are true):

         (A) the representations and warranties contained in Section 4.01 (other than, on the Closing Date, the last sentence of Section 4.01(e)(i)) are correct in all material respects (except to the extent such representation and warranty is already qualified by materiality or Material Adverse Effect, in which case such representation or warranty shall be correct in all respects) on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent any such representation or warranty, by its terms, refers to a different specific date other than the date of such Borrowing, in which case as of such specific date, and

         (B) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that would result in a Default.

         (v) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary, Assistant Secretary or director, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party (certified by the relevant authority of the jurisdiction of organization of such Loan Party), and a true and correct copy of its by-laws, memorandum and articles of incorporation or operating, management, partnership or equivalent agreement to the extent applicable and a good standing certificate for each Loan Party from its jurisdiction of organization to the extent such concept exists in such jurisdiction.

     (c) Financial Projections. The Lead Arrangers shall have received (i) reasonably detailed consolidated financial projections on behalf of Tribune for Tribune and its consolidated entities for the five fiscal year period after the Closing Date on a Pro Forma Basis after giving effect to the Transactions and (ii) reasonably detailed consolidated financial projections on behalf of Tribune for Tribune and its consolidated entities for the five fiscal year period after the Closing Date on a Pro Forma Basis after giving effect to the Transactions.

     (d) Closing Date Material Adverse Effect. (i) Since December 31, 2006 through September 30, 2007, except as otherwise contemplated, disclosed or permitted by the Acquisition Agreement, the Tribune Purchase Agreement, as defined in the Acquisition Agreement, or the ESOP Purchase Agreement or the documents ancillary thereto, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) since September 30, 2007, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since Septem-ber 30, 2007 through the Closing Date, there has not occurred and does not exist any event that could reasonably be expected to have a material adverse effect on the ability of Borrower or the other Loan Parties (taken as a whole) to perform its obligations under any Loan Document.

      (e) [Intentionally Omitted.]

     (f) Fees. Borrower shall have paid all accrued fees and expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP) of the Lead Arrangers in connection with this Agreement and the transactions contemplated hereby to the extent that such fees and expenses shall have been invoiced at least two Business Days prior to the Closing Date.

      (g) [Intentionally Omitted.]

     (h) Acquisition. The Acquisition Agreement shall have been executed and delivered and no provision thereof shall have been waived, amended, supplemented or otherwise modified and no action by Tribune prohibited by the Acquisition Agreement shall have been consented to, in each case in a manner material and adverse to the Lenders without the consent of the Lead Arrangers.

      (i) [Intentionally Omitted.]

     (j) ESOP. The Lead Arrangers shall be reasonably satisfied that there shall not have been any changes or waivers to the ESOP Documentation (including the provisions of the ESOP relating to redemptions and distributions) since September 30, 2007 that are material and adverse to Lenders.

      (k) [Intentionally Omitted.]

      (l) [Intentionally Omitted.]

     (m) Incremental Facility. The Borrower shall have received $2,105 million in gross cash proceeds from the borrowing under the Incremental Facility substantially contemporaneously with the borrowings hereunder and no default or event of default shall occur under the Senior Secured Credit Agreement as a result thereof.

      (n) [Intentionally Omitted.]

     (o) Zell Investment Agreement. The Lead Arrangers shall have received an executed copy of the Zell Investment Agreement.

     (p) The Total Guaranteed Leverage Ratio shall not exceed 9.00:1.00 when measured on a Pro Forma Basis as of the last day of the fiscal quarter ending immediately prior to the date of the Acquisition (giving effect to the Transactions and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the consummation of the Acquisition).

     (q) The Warrant shall be issued concurrent with the consummation of the Acquisition.

      SECTION 3.02. Initial Maturity Date

     (a) Subject to no Event of Default under clause (e) of Section 6.01 with respect to Borrower or any Guarantor that is not an Immaterial Subsidiary existing on the Initial Maturity Date, the unpaid principal amount of each Advance (including any accrued interest not required to be paid in cash) may be exchanged in accordance with Section 2.17 or, if not so exchanged, shall continue as Advances hereunder, and in either case, shall not be required to be repaid until the Final Maturity Date or otherwise in accordance with the Exchange Notes hereunder or the terms hereof.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

     (a) Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, holds all requisite governmental licenses (including, without limitation, all licenses such Loan Party or such Subsidiary is required to hold or maintain which are issued by the FCC), permits and other approvals required for (i) the ownership and operation of its businesses and assets in the ordinary course and (ii) the due execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party.

     (b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the First Step Transactions and the Second Step Transactions, are or will be within such corporate or other powers, have been or will be duly authorized by all necessary action, and (i) do not contravene such Loan Party’s Organizational Documents, (ii) do not contravene any law applicable to such Loan Party, except as could reasonably be expected to have a Material Adverse Effect and (iii) will not violate or result in a default or require any consent or approval under any agreement or instrument evidencing Material Debt binding upon any Loan Party or any Subsidiary or its property, or give rise to a right thereunder to require any payment to be made by such Loan Party or such Subsidiary, except for such violations, defaults, requirements, or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect.

     (c) Except (i) as have been obtained by the Closing Date, (ii) for such authorizations, approvals or other actions as may be required by the FCC in connection with the disposal of the membership interest of Tribune Broadcasting Holdco and (iii) as could not reasonably be expected to result in a Material Adverse Effect, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party.

     (d) Each of the Loan Documents to be delivered by a Loan Party when delivered hereunder will have been, duly executed and delivered by such Loan Party. This Agreement is, and each of Loan Documents to which each Loan Party is a party when delivered hereunder will be, the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     (e) (i) The audited Consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2006 and the related audited Consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been made available to each Lender, fairly present in all material respects the Consolidated financial condition of Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP as in effect on the date of preparation thereof. Since December 31, 2006 through September 30, 2007, except as otherwise contemplated, disclosed or permitted by the Acquisition Agreement, the Tribune Purchase Agreement, as defined in the Acquisition Agreement, or the ESOP Purchase Agreement, as defined in the Acquisition Agreement or the documents ancillary thereto, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and since September 30, 2007, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (ii) The unaudited Consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 2007 and the related Consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2007, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP as in effect on the date of preparation thereof.

     (iii) The unaudited pro forma condensed Consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 2007, and the related unaudited pro forma combined statements of operations of Borrower and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated pro forma financial condition of Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of Borrower and its Subsidiaries for the period ended on such date, after giving effect to both the First Step Transactions and the Second Step Transac-

tions, all in accordance with GAAP as in effect on the date of preparation thereof. Such pro forma financial statements have been prepared in good faith by Borrower, based on the assumptions believed by Borrower to be reasonable at the time such pro forma financial statements were prepared and accurately reflect the adjustments described therein.

     (f) Except as set forth in Schedule 4.01(f) or in the SEC Reports, there is no pending or to the knowledge of Borrower, threatened action, suit, investigation, litigation, proceeding or labor controversy, including, without limitation, any Environmental Action, affecting Borrower, any of its Subsidiaries or any PDT Entity before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the First Step Transactions and, solely to the extent the Acquisition is consummated, the Second Step Transactions, and no conditions exist at, on or under any property now or previously owned or leased by Borrower which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Laws and that could reasonably be expected to have a Material Adverse Effect.

     (g) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve of the United States, as in effect from time to time.

     (h) Each of Borrower and each of its Subsidiaries has good fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. On the Closing Date all such properties and assets are free and clear of Liens, other than Liens permitted by Sections 5.02(a)(i), (iii), (v), (vi) and (x).

     (i) Borrower or its Subsidiaries (a) owns, or is licensed to use the trademarks, trade-names and copyrights and (b) owns, or is licensed to use or reasonably believes it has the right to use the technology, know-how and processes, in each case, necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does such Borrower know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the intellectual property rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (j) No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

     (k) The other information, exhibits or reports (including the SEC Reports) (other than financial projections (such projections being prepared in good faith and based upon assumptions Borrower believes to have been reasonable at the time made) and information of a general economic or industry specific nature) furnished by or on behalf of Borrower or otherwise made available to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement taken as a whole as of the date furnished or otherwise made available to the Agent or any Lender, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not materially misleading in the light of the circumstances under which such statements were made.

     (l) As of the Closing Date, immediately after giving effect to the Second Step Transactions, Borrower is Solvent.

     (m) Borrower, each of its Subsidiaries and each PDT Entity have filed, have caused to be filed or have been included in all material tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     (n) Except as set forth in the SEC Reports, Borrower, each of its Subsidiaries and each PDT Entity are in compliance with all applicable laws, rules, regulations and orders that are material to the conduct of the business of Borrower and its Subsidiaries taken as a whole, including, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect.

     (o) Borrower, each of its Subsidiaries and each PDT Entity maintain insurance with responsible and reputable insurance companies or associations (including affiliated companies) in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties as Borrower and its Subsidiaries; provided, however, that Borrower and its Subsidiaries may self-insure to the extent it determines in its good faith reasonable business judgment that such insurance is consistent with prudent business practices.

     (p) As of the Closing Date, Schedule 4.01(p) sets forth (a) a correct and complete list of the name and relationship to Borrower of each and all of Borrower’s Subsidiaries, (b) a true and complete listing of each class of Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of Borrower and each of its Subsidiaries. On the Closing Date, all of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents, the Senior Secured Pledge Agreement, Permitted Liens and Liens permitted by Section 5.02(a)(vi)).

     (q) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party currently occurring or, to the knowledge of Borrower, threatened. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Borrower or any of its Subsidiaries (or any predecessor) is bound.

      (r) [Intentionally Omitted.]

      (s) [Intentionally Omitted.]

     (t) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and their Subsidiaries are in compliance with the applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan.

     (ii) Neither any Loan Party nor any Subsidiary, PDT Entity, trustee, administrator, or fiduciary of any of Employee Benefit Plan, has (i) engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which there is no exemption under Section 408 of ERISA or Section 4975 of the Code, respectively, which could directly or indirectly subject any Loan Party or any Subsidiary to any liability for a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, or (ii) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject any Loan Party nor any Subsidiary to any liability under Section 502 of ERISA except for a liability under (i) or (ii) which would not reasonably be expected to have a Material Adverse Effect.

      (iii) [Intentionally Omitted.]

     (iv) The purchase of the Capital Stock by the ESOP Trust from Borrower, the execution and performance of this Agreement, the Loan Documents, the Acquisition Agreement, and the ESOP Documentation, and the consummation of the transactions contemplated by this Agreement and by the Loan Documents, the Acquisition Agreement, and the ESOP Documentation did not and will not (i) involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which there is no exemption under Section 408 of ERISA or Section 4975 of the Code, respectively; (ii) constitute a violation of the fiduciary responsibility standards imposed by Section 404 of ERISA; or (iii) adversely affect the qualified status of the ESOP under Sections 401(a) or 4975(e)(7) of the Code.

     (v) (A) The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and the ESOP is qualified under Section 401(a) of the Code; (B) the ESOP has been duly established in accordance with and under applicable law and the ESOP’s trust is a tax-exempt trust under Section 501(a) of the Code; (C) the terms of the Acquisition Agreement, and the ESOP Documentation comply with the applicable provisions of Title I of ERISA; (D) the shares of Capital Stock acquired by the ESOP Trust are “employer securities,” within the meaning of Section 409(l) of the Code; (E) the purchase price paid by the ESOP Trust to Borrower for the Capital Stock under the ESOP Purchase Agreement as of April 1, 2007 did not exceed “adequate consideration,” as defined in Section 3(18) of ERISA; and (F) all of the information provided by, or on behalf of, Borrower to the independent appraiser for the ESOP Trust, in connection with the transactions contemplated by the Acquisition Agreement and the ESOP Documentation, were true and accurate in all material respects and there was no failure by, or on behalf of, Borrower to disclose any material information to the independent appraiser for the ESOP Trust.

ARTICLE V COVENANTS OF BORROWER

     SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Lender shall have any Commitment hereunder or any other Obligation shall remain outstanding (other than contingent obligations for unassessed claims), Borrower will, unless the Required Lenders shall otherwise consent in writing:

     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries and any PDT Entities to comply, in all material respects, with all applicable laws, rules, regulations and orders that are material to the conduct of the business of Borrower and its Subsidiaries taken as a whole, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act except to the extent failure to comply could not reasonably be expected to have a Material Adverse Effect.

     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon any property of Borrower and its Subsidiaries that would be material to them taken as a whole; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries and any PDT Entities to maintain, insurance with responsible and reputable insurance companies or associations (including affiliated companies) in such amounts and covering such risks, and with such deductibles or, subject to the proviso set forth below, self-insurance retentions, as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or such Subsidiary operates; provided, however, that Borrower and its Subsidiaries may self-insure to the extent it determines in its good faith reasonable business judgment that such insurance is consistent with prudent business practices.

     (d) Conduct of Business; Preservation of Corporate Existence, Etc. Continue to engage in business of the same general type as now conducted by it and preserve and maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to preserve and maintain, (i) its existence and (ii) its rights (charter and statutory) and franchises to the extent material to the conduct of the business of Borrower and its Subsidiaries taken as a whole; provided, however, that Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Subsidiary or the Lenders.

      (e) Visitation Rights; Annual Meetings.

      (i) At any reasonable time and from time to time upon reasonable notice, permit the Agent or any of the Lenders (subject to the provisos below) or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants; provided that representatives of Borrower shall have the opportunity to be present at any meeting with its independent accountants; and provided, further, that unless (x) an Event of Default has occurred and is continuing or (y) the Agent reasonably believes an event has occurred that has a Material Adverse Effect, (i) the Lenders shall coordinate the timing of their inspections with the Agent and provide reasonable notice thereof, (ii) such inspections shall be limited to once during any calendar year for each Lender and (iii) neither Borrower nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by any Lender (other than the Agent) in connection with the exercise of such rights.

     (ii) Within 150 days after the end of each fiscal year of Borrower, at the request of the Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Agent, by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and the budgets presented for the current fiscal year of the Loan Parties.

     (f) Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true, complete and correct entries shall be made of all material financial transactions and the assets and business of Borrower and each such Subsidiary and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and maintained in conformity, in all material respects, with GAAP.

     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that, notwithstanding the foregoing, the following shall be permitted under this Section 5.01(h): (i) any Affiliate who is an individual may serve as director, officer, employee or consultant of Borrower or any of its Subsidiaries and may receive reasonable compensation and indemnification and expense reimbursement (including pursuant to plans or policies approved by the Board of Directors) for his or her services in such capacity, (ii) Borrower or any of its Subsidiaries may enter into nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property with Borrower or any of its Subsidiaries, (iii) any transaction between or among Borrower and its Subsidiaries that is otherwise permitted under Section 5.02, (iv) payments permitted by Section 5.02(g), (v) Investments permitted by Sections 5.02(h)(ii), (v), (vi), (ix), (xi) and (xii), (vi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents, (vii) the acquisition of the TMCT Real Property pursuant to the terms and conditions of that certain Amended and Restated Lease Agreement, dated Septem-ber 22, 2006, by and between Borrower and TMCT, LLC, (viii) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 5.01(h)(viii) to the extent not materially more adverse to the interest of the Lenders, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date, (ix) sales of common stock of Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and the exercise by any Person of warrants issued in connection with the Transactions, (x) any transaction with an Affiliate where the only consideration paid by any Loan Party is common stock of Borrower, (xi) the First Step Transactions (including, without limitation, Borrower’s reimbursement of certain of EGI-TRB, L.L.C. expenses); (xii) the Second Step Transactions (including, without limitation, Borrower’s reimbursement of certain of EGI-TRB, L.L.C. expenses); provided that the Acquisition Conditions shall have been satisfied or waived, (xiii) in connection with the recapitalization of Eagle New Media Investments, LLC and Eagle Publishing Investments, LLC (collectively, the “Eagle Entities”), Borrower and the Eagle Entities may enter into the Exchange Agreement (as defined in the Acquisition Agreement) and consummate the transactions contemplated thereby prior to the closing of the transactions contemplated by the Acquisition Agreement, (xiv) Borrower’s exercise of its rights and/or fulfillment of its contractual obligations under (A) that certain Letter Agreement, dated September 21, 2006, among Chandler Trust No. 1, Chandler Trust No. 2, Borrower, Candle Holdings Corporation and Fortify Holdings Corporation (including the put/call right provisions contemplated thereunder), as such rights exist with respect to TMCT, LLC and (B) that certain Letter Agreement, dated Sep-tember 21, 2006, among Chandler Trust No. 1, Chandler Trust No. 2, Borrower, Fortification Holdings Corporation, Wick Holdings Corporation, Eagle New Media Investments, LLC and Eagle Publishing Investments, LLC (including the put/call right provisions contemplated there-under), as such rights exist with respect to TMCT II, LLC, (xv) sales of accounts receivable, payment intangibles and related assets or participations therein, in connection with any Receivables Facility and Standard Receivables Facility Undertakings, (xvi) the transactions contemplated by the Zell Note, the Zell Sub Note or the Zell Investment Agreement, (xvii) reimbursement by Borrower of the reasonable expenses of employees of Equity Group Investments, L.L.C. in connection with its or its affiliates’ investment in Borrower, (xviii) the ESOP Note and ESOP Related Distributions and (xix) any Permitted Disposition Transactions.

      (i) Reporting Requirements. Furnish to the Agent:

     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, unaudited Consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter and unaudited Consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer, the chief accounting officer or the treasurer of Borrower as having been prepared in accordance with GAAP (subject to year-end audit adjustments);

     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audit report for such fiscal year for Borrower and its Subsidiaries, containing the Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion as to such audit report by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, certified by such accountants without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that, if Borrower switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention;

     (iii) concurrently with the delivery of Consolidated financial statements under clause (i)(i) or (i)(ii) above, a certificate of the chief financial officer, the chief accounting officer or the treasurer of Borrower, certifying that no Default or Event of Default has occurred or, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

     (iv) except to the extent in duplication of the delivery requirements of clause (iii) above, promptly after the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer, the controller or the general counsel of the Company has knowledge of (A) the occurrence of any Default or Event of Default or (B) a Material Adverse Effect, in each case, a statement of the chief financial officer, the chief accounting officer or the treasurer of Borrower setting forth details of such Default and the action that Borrower has taken and proposes to take with respect thereto;

      (v) [Intentionally Omitted];

     (vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Borrower or any of its Subsidiaries that, individually or taken as a whole, (i) could reasonably be expected to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of any Loan Document or the consummation of any of the Transactions and could reasonably be expected to have a reasonable likelihood of success;

     (vii) such other approvals or documents as the Agent may reasonably request; and

     (viii) such other information respecting the business, financial condition or operations of Borrower and its Subsidiaries taken as a whole as any Lender through the Agent may from time to time reasonably request.

     Financial statements required to be delivered by Borrower pursuant to subclauses (i) and (ii) of this Section 5.01(i) shall be deemed to have been delivered on the date on which Borrower posts reports containing such financial statements on its website on the Internet at www.sec.gov or at such other website identified by Borrower in a notice to the Agent and that is accessible by the Lenders without charge; provided that Borrower shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received the information specified in subclauses (i) through (vi) of this Section 5.01(i) on the date (x) the information regarding the website where such financial information can be found is posted at the website of the Agent identified from time to time by the Agent to the Lenders and Borrower and (y) such posting is promptly notified to the

Lenders (it being understood that Borrower shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Agent).

     (j) Use of Proceeds. The proceeds of the Advances will be available (and Borrower agrees that it shall use such proceeds) solely to finance a portion of the Second Step Transactions and to pay fees and expenses related thereto.

      (k) Intentionally Omitted.

     (l) Additional Guarantors. With respect to any Person that is or becomes a wholly owned Domestic Subsidiary of Borrower (to the extent such Subsidiary (i) is not an Immaterial Subsidiary after the Closing Date, a Subsidiary of a Foreign Subsidiary of Borrower or a Receivables Subsidiary or (ii) is not merged or consolidated with and into Borrower or any Guarantor in compliance with Section 5.02(b) on or prior to the 30th day after such Subsidiary shall become a Subsidiary), promptly (and in any event within 30 days after such Person becomes a wholly owned Domestic Subsidiary) cause such new wholly owned Domestic Subsidiary to execute a joinder agreement or such comparable documentation to become a Guarantor, substantially in the form annexed to the Guarantee. Notwithstanding anything to the contrary, no PDT Entity shall be required to become a Guarantor hereunder.

      (m) Intentionally Omitted.

     (n) S-Corporation Election. Subsequent to the consummation of the Acquisition, either (i) (x) if the Acquisition is consummated on or before the last date permitted by law to make such an election to be effective on January 1, 2008, Borrower shall make the S Corp Election on or before such last date, (y) if the Acquisition is consummated after the last date permitted by law to make an election to be effective on January 1, 2008, Borrower shall make the S Corp Election on or before the last date permitted by law to make such an election to be effective on January 1, 2009, and (z) if Borrower fails to make the S Corp Election pursuant to clause (x) or (y) and instead complies with clause (ii) below, then Borrower shall have an ongoing obligation to make the S Corp Election on or before the last date permitted by law to make such an election to be effective for each succeeding year until the S Corp Election is successfully made and in each case, once the S Corp Election has been made, Borrower shall maintain the S Corp Election or (ii) if Borrower has failed to make the S Corp Election (or once made, maintain the S Corp Election) by the last date permitted by law to make such an election to be effective for any year beginning with 2009, then within 10 days of such last date, any Person or Persons shall make an Investment in Borrower in the form of Junior Capital in an amount of at least $100.0 million less the Junior Capital Reduction Amount; provided that if Borrower has taken all steps necessary to make the S Corp Election but is unable to make the S Corp Election or is unable to keep the S Corp Election effective, in either case as a result of governmental, regulatory or administrative challenge or change in law, rule or regulation, for so long as Borrower is diligently contesting in good faith by appropriate proceedings such inability, Borrower shall be deemed to have complied with clause (i) above; provided further that if upon completion of any such contestation, the S Corp Election has not been made or re-applied, Borrower shall then be deemed to have failed to make the S Corp Election for all applicable years and within 10 days of the completion of such contest, any Person or Persons shall make an Investment in Borrower in the form of Junior Capital in an amount (i) for calendar year 2008 of at least the Zell Investment Amount, if such year is an applicable year and (ii) of at least $100.0 million for each other applicable year less the Junior Capital Reduction Amount. The Net Cash Proceeds from any such Investment shall be applied in accordance with Section 2.10(b).

      (o) ERISA.

     (i) To the extent permitted by law, promptly following delivery or receipt by Borrower, as applicable, Borrower shall deliver to the Agent copies of any financial statements, annual valuation updates, annual repurchase liability studies, or other material notices, reports and documents to be delivered by Borrower to the ESOP or any trustee under the ESOP or to be delivered by the ESOP or any trustee under the ESOP to Borrower pursuant to the terms of the ESOP.

     (ii) Borrower shall (i) apply for a favorable determination letter from the Internal Revenue Service that the ESOP is tax-qualified and tax-exempt under Sections 401(a) and 501(a), respectively, of the Code and that the ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code; (ii) use its best efforts to obtain a favorable determination letter from the Internal Revenue Service that the ESOP is tax-qualified and tax-exempt under Sections 401(a) and 501(a), respectively, of the Code and that the ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code; (iii) take all actions reasonably necessary to preserve the existence of the ESOP and to maintain its tax-qualified status under Sections 401(a) and 501(a), respectively, of the Code and its status as an employee stock ownership plan; and (iv) administer the ESOP in compliance in all material respects with the terms of the ESOP and the provisions of the Code and ERISA, as applicable to the ESOP, and make any remedial amendments required by the Internal Revenue Service within the time period allowed for the amendments.

      (iii) [Intentionally Omitted].

     (iv) Promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in material liability to a Loan Party or a Subsidiary, Borrower shall deliver to the Agent a written notice specifying the nature thereof, what action the Loan Party or its Subsidiaries have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto.

     (v) Upon request by the Lead Arrangers, deliver to the Agent copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or its Subsidiaries with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all written notices received by any Loan Party from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Lead Arrangers shall reasonably request.

     SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Lender shall have any Commitment hereunder or any other Obligation shall remain outstanding (other than contingent obligations for unasserted claims) unless the Required Lenders shall otherwise consent in writing, Borrower will not and will not cause or permit any Subsidiaries to:

     (a) Liens, Etc. Create, permit or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

      (i) Permitted Liens;

     (ii) Liens securing Purchase Money Obligations incurred pursuant to Section 5.02(c)(v) upon or in any real property, equipment or any fixed or capital assets acquired or held by Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property, equipment or assets or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property, equipment or assets, in each case created within 180 days of any such acquisition or the completion of such construction or improvement, or Liens existing on such property, equipment or assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), or Liens securing Capital Lease Obligations incurred pursuant to Section 5.02(c)(v) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties other than the property, equipment or assets being acquired constructed or improved, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

     (iii) the Liens existing on the Closing Date, except for (x) Liens exceeding $25,000,000 individually and not described on Schedule 5.02(a) hereto and (y) other Liens in an aggregate amount exceeding $50,000,000 and not described on Schedule 5.02(a) hereto;

     (iv) Liens on (x) property of a Person existing at the time such Person is merged into or consolidated with Borrower or any Subsidiary of Borrower or becomes a Subsidiary of Borrower and (y) any property existing at the time of its acquisition thereof by Borrower or any of its Subsidiaries; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than (A) those of the Person so merged into or consolidated with Borrower or such Subsidiary or (B) such assets acquired by Borrower or such Subsidiary or (C) improvements on or proceeds of the assets described in clause (A) or (B);

     (v) Liens granted pursuant to the Senior Secured Pledge Agreement to secure the Secured Obligations;

     (vi) Liens securing the Existing Notes equally and ratably with the Secured Obligations;

      (vii) other Liens securing Debt permitted under Section 5.02(c)(v);

     (viii) the replacement, extension or renewal of any Lien permitted by clause (a)(iii) or (a)(iv) above or this clause (viii) upon or in the same property theretofore subject thereto or the replacement, extension or renewal of the Debt secured thereby, and any improvements on or proceeds of such property and any property covered by an after-acquired property clause in such Lien;

     (ix) Liens created by the Interim Loan Pledge Agreement covering Collateral securing Take-Out Securities or any Advances hereunder;

     (x) Liens securing Debt permitted to be incurred under Sections 5.02(c)(xi)(B), (xviii) and (xx); and

     (xi) other Liens securing obligations in an aggregate amount not to exceed $100.0 million.

     (b) Mergers, Dispositions, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, except that:

     (i) any Subsidiary of Borrower may merge or consolidate with or into, or dispose of assets to any Guarantor, any Subsidiary of Borrower that is a holding company with no stand-alone operations or income may merge or consolidate with or into or dispose of all or substantially all of such Subsidiary’s assets to Borrower, any Subsidiary of Borrower may distribute to Borrower any Equity Interests of such Subsidiary’s Subsidiaries; provided that no Default exists or would result therefrom;

     (ii) any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it so long as, either (1) such Subsidiary shall be the survivor thereof, or (2) if the other Person shall be the survivor thereof, such other Person surviving such consolidation or merger shall be a U.S. organized entity and, if such other Person is merging with a Guarantor, such Person shall assume all the obligations of such Guarantor under the Loan Documents pursuant to Section 5.01(l); provided that no Event of Default exists or would result therefrom;

     (iii) as part of any Asset Sale otherwise permitted by this Agreement, any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that no Event of Default exists or would result therefrom;

     (iv) any Subsidiary of Borrower may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interest of Borrower and is not materially disadvantageous to the Lenders; provided that no Event of Default exists or would result therefrom; and

     (v) the Acquisition may be consummated in accordance with the Acquisition Agreement (without giving effect to any waiver, amendment, supplement or other modification thereto that is material and adverse to the Lenders without the Agent’s prior approval); provided that (1) the Acquisition is consummated on or before May 31, 2008, (2) prior to or contemporaneously with the consummation of the Acquisition, the Zell Investment Agreement shall have been duly executed and delivered and shall be in full force and effect unless otherwise terminated in accordance with the terms thereof, (3) each of the other Second Step Transactions shall have been consummated prior to or substantially concurrent with the consummation of the Acquisition, (4) Borrower shall be in compliance with the Second Step Covenants (under and as defined in the Senior Secured Credit Agreement) on a Pro Forma Basis for the Test Period ending immediately prior to the consummation of the Acquisition and (5) no Default exists or would result therefrom (the conditions set forth in subclauses (1), (2), (3), (4) or (5), collectively, the “Acquisition Conditions”).

     (c) Debt. Incur, create, assume or permit to exist, directly or indirectly, any Debt, except:

     (i) Debt owed to Borrower or to a wholly owned Subsidiary of Borrower permitted by Section 5.02(h)(vi);

     (ii) Debt existing on or anticipated to be incurred on or about the Closing Date and described on Schedule 5.02(c)(ii) hereto or listed in the Side Letter;

     (iii) Debt incurred under (A) this Agreement and the other Loan Documents and (B) the Take-Out Securities in an aggregate principal amount, together with any amounts remaining outstanding hereunder, not to exceed $1,600,000,000 (or such greater principal amount subject to original issue discount generating proceeds not to exceed $1,600,000,000) plus the amount of any accrued and unpaid interest and premiums required to be paid hereunder and reasonable fees and expenses associated therewith (and any pay-in-kind interest thereon);

     (iv) following the Initial Maturity Date, Debt of a Person existing at the time such Person is merged into or consolidated with Borrower or a Subsidiary of Borrower or becomes a Subsidiary of Borrower in connection with a Permitted Acquisition; provided that such Debt is not created in contemplation of such Permitted Acquisition;

     (v) Debt in respect of Purchase Money Obligations, Capital Lease Obligations and other Debt not otherwise permitted hereunder which, together with Debt secured by Liens permitted under Section 5.02(a)(vii), does not exceed an aggregate principal amount of $100.0 million at any time outstanding and any guarantee of Debt in respect thereof;

     (vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

     (vii) following the Initial Maturity Date, (A) Debt of Borrower and its Subsidiaries owing to the seller in any Permitted Acquisition and (B) any Guaranteed Debt in respect thereof so long as such Debt does not, when taken together with all other Debt incurred pursuant to clause (A) and any refinancings thereof, exceed more than $100.0 million in aggregate principal amount outstanding at any time; provided, however, that any Subsidiary may incur Debt pursuant to this clause (vii) in excess of $100.0 million for a period of time not to exceed 30 consecutive days if such Debt is created or assigned in anticipation of a sale or any other disposition of a Subsidiary or in anticipation of the dividend or distribution or other spin-off transaction of the Capital Stock of such Subsidiary to Borrower's shareholders permitted pursuant to Section 5.02(b)(iv);

     (viii) following the Initial Maturity Date, to the extent constituting Debt, obligations in respect of net working capital adjustments and/or earn out arrangements pursuant to a Permitted Acquisition;

     (ix) any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Debt permitted by clauses (c)(ii) or (iv) above or clauses (c)(xv) or (xviii) below (or this clause (ix)); provided that (A) the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, plus the amount of any accrued and unpaid interest and premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) no portion of such refinancing Debt matures prior to the earlier of the maturity date of the Debt being refinanced and the date that is six months after the Final Ma-

turity Date and (C) the direct and contingent obligors with respect to such Debt are not changed (except that any refinancing Debt may provide for guarantees by the Guarantors; provided that any such guarantees are on a subordinated basis to such Guarantor’s obligations under the Guarantee); provided that refinancings of the Medium Term Notes with proceeds of Delayed Draw Tranche B Advances (as defined in the Senior Secured Credit Agreement) shall be deemed incurred under clause (xv) below;

     (x) (A) Debt in respect of Hedging Obligations (other than Secured Hedging Obligations) that does not exceed $25.0 million in an aggregate principal amount outstanding at any time; provided, however, that such limitation shall not apply to Hedging Obligations with respect to the PHONES and (B) Debt in respect of Secured Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices; provided that all Hedge Agreements shall be entered into in the ordinary course of business or as required by this Agreement and not for speculative purposes;

     (xi) to the extent constituting Debt, (A) obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and (B) obligations in respect of bank overdrafts not more than five Business Days overdue, in each case, incurred in the ordinary course of business;

     (xii) to the extent constituting Debt, indemnification obligations and other similar obligations of Borrower and its Subsidiaries in favor of directors, officers, employees, consultants or agents of Borrower or any of its Subsidiaries extended in the ordinary course of business;

     (xiii) Guaranteed Debt with respect to payment obligations of any wholly owned Subsidiary in respect of Debt otherwise permitted under this Section 5.02(c); provided that no Subsidiary shall guarantee the Existing Notes;

     (xiv) Debt owing to insurance companies to finance insurance premiums incurred in the ordinary course of business;

     (xv) Debt under the Senior Secured Credit Agreement in an amount not to exceed $10,025 million less any amounts not drawn under delayed draw term loans intended but not used to refinance the Medium Term Notes on or prior to their maturity date and any Guaranteed Debt in respect thereof;

     (xvi) letters of credit (other than Letters of Credit under and as defined in the Senior Secured Credit Agreement) in an aggregate amount not to exceed $75.0 million;

     (xvii) prior to the consummation of the Acquisition, the Zell Note and, after consummation of the Acquisition, the Zell Sub Note (and any pay-in-kind interest thereon);

     (xviii) Debt incurred to finance the purchase of the TMCT Real Property in an aggregate principal amount not to exceed $175.0 million, and any Guaranteed Debt in respect thereof;

      (xix) Junior Capital issued as part of a Special Contribution;

     (xx) Debt arising in connection with a Receivables Facility or the sale or financing of accounts receivable, and any Guaranteed Debt of a Receivables Subsidiary in respect thereof, in an aggregate amount not to exceed $450,000,000, incurred by Borrower or any of its Subsidiaries at any time outstanding;

     (xxi) Debt in an aggregate amount not to exceed $50,000,000 at any one time outstanding arising from agreements with any governmental authority or political subdivision or agency thereof relating to the construction of buildings, and the purchase and installation of equipment, to be used in the business of the Companies;

     (xxii) unsecured Debt of Borrower or a Guarantor not otherwise permitted to be incurred hereunder that does not require any principal amortization prior to maturity and matures no earlier than six months after the Final Maturity Date; provided that (x) to the extent such Debt is incurred by a Guarantor or is guaranteed by a Guarantor, such Debt is subordinated in right of payment to such Guarantor’s Guarantee of the Obligations and (y) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 5.02(i)(A) and (B) of the Senior Secured Credit Agreement as of the most recent Test Period (assuming if such transaction is to be consummated prior to the last day of the first Test Period for which the covenants in Sections 5.02(i)(A) and (B) of the Senior Secured Credit Agreement are required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenants for purposes of this clause (xxii));

     (xxiii) Debt (that will be either unsecured or secured in connection with a Related Transaction) of any Company not otherwise permitted to be incurred hereunder in an aggregate amount not to exceed $50.0 million; and

     (xxiv) PDT Debt permitted in accordance with the definition of “Permitted Disposition Transaction.”

     (d) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, any agreement or arrangement which by its terms limits the ability of any of its Subsidiaries (other than an Immaterial Subsidiary) to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Company or any Subsidiary of the Company other than an Immaterial Subsidiary, except (i) restrictions, limitations, conditions and prohibitions under or imposed by any indenture, agreement, instrument or other contractual arrangement (A) imposed or binding upon Eagle New Media Investments, LLC, Eagle Publishing Investments, LLC or any Subsidiary established to insure risks of Borrower and its Subsidiaries, including, without limitation, Multimedia Insurance Company, (B) in effect on the Closing Date (including this Agreement and the Senior Secured Credit Agreement) and any similar indentures, agreements or instruments to the extent such restrictions, limitations, conditions and prohibitions are no more restrictive, taken as a whole, than those set forth in such existing indentures, agreements or instruments (including this Agreement and the Senior Secured Credit Agreement), (C) created in connection with any Receivables Facility and, such restrictions are necessary or advisable, in the good faith determination of Borrower, to effect such Receivables Facility or (D) imposed on a Guarantor or PDT Entity in connection with a Permitted Disposition Transaction, so long as such limitations do not materially and adversely affect such Guarantor’s ability to satisfy the Obligations when due; (ii) any restrictions consisting of customary provisions contained in leases, licenses and joint ventures and other agreements; (iii) restrictions with respect to any Asset Sale permitted under Section 5.02(e) pending the close of the sale of such

Asset Sale; (iv) any restriction or encumbrance on the transfer of any assets subject to the Liens permitted by Section 5.02(a); (v) prohibitions or conditions under applicable law, rule or regulation; (vi) any agreement or instrument in effect at the time a Person first became a Subsidiary of Borrower or the date such agreement or instrument is otherwise assumed by Borrower or any of its Subsidiaries, so long as such agreement or instrument was not entered into in contemplation of such Person becoming a Subsidiary of Borrower or such assumption; (vii) this Agreement and the other Loan Documents; (viii) all documents in connection with the Transactions, including without limitation the Acquisition Agreement and the Warrant; (ix) customary provisions in Organizational Documents, asset sale and stock sale agreements and other similar agreements that restrict the transfer of ownership interests in any partnership, limited liability company or similar Person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords or customers under contracts entered into in the ordinary course of business; (xi) any instrument governing Debt assumed in connection with any Permitted Acquisition or transaction permitted by Section 5.02(f), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to above, restrictions in such Person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; (xiii) any encumbrance or restriction imposed by any agreement or instrument imposing an encumbrance or restriction permitted under Section 5.02(m) of the Senior Secured Credit Agreement; (xiv) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (vi), (viii) or (xiii) above; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; or (xv) restrictions imposed by applicable law.

     (e) Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

     (i) disposition of used, damaged, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property, in each case as determined by Borrower in its reasonable judgment to be no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

     (ii) (A) Dispositions as part of a Permitted Disposition Transaction and (B) Asset Sales (other than Dispositions pursuant to clause (A)); provided that (x) the aggregate fair market value of the assets sold in all Asset Sales and all Dispositions consummated in any fiscal year pursuant to this clause (ii) shall not exceed (1) 25% of Consolidated Total Assets prior to the Tranche X Maturity Date and (2) thereafter, 15% of Consolidated Total Assets, in each case, as disclosed on the face of Borrower’s audited financial statements for the immediately preceding fiscal year and (y) with respect to clause (B), at least 70% of the consideration therefore received by the Loan Parties is in the form of cash or Cash Equivalents; provided that the Equity Interests associated with the PHONES shall not be permitted to be sold unless Borrower contemporaneously purchases call options or otherwise enters into Hedge Agreements sufficient to ensure Borrower’s ability to perform under the terms of the PHONES as then in effect;

      (iii) leases of real or personal property in the ordinary course of business;

      (iv) the Transactions as contemplated by the Transaction Documents; (v) Investments and other transactions in compliance with Section 5.02(b); (vi) Investments and other transactions in compliance with Section 5.02(h);

     (vii) Asset Sales listed on Schedule 5.02(e) or listed in the Side Letter, provided that at least 70% of the consideration therefor received by the Loan Parties is in the form of cash or Cash Equivalents;

     (viii) dispositions of cash and Cash Equivalents and inventory and goods held for sale in the ordinary course of business;

     (ix) Asset Sales where (x) property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property;

     (x) Asset Sales to Borrower or to a Subsidiary (including through the dissolution of any Subsidiary); provided that if the transferor of such property is a Guarantor or Borrower and only to the extent that such property does not constitute cash or Cash Equivalents (i) the transferee thereof must either be Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 5.02(h);

      (xi) Liens not prohibited by Section 5.02(a) (including Permitted Liens);

     (xii) dispositions of (x) accounts receivable in connection with the collection or compromise thereof or (y) accounts receivable, payment intangibles and related assets in connection with any Receivables Facility or sale or financing of accounts receivable permitted under Section 5.02(c)(xx);

     (xiii) leases, subleases, assignments, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Borrower and the Subsidiaries;

     (xiv) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

     (xv) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property for use in the ordinary course of the business of the Companies taken as a whole;

     (xvi) Sale and Lease-Back Transactions in respect of the sale of fixed or capital assets for gross proceeds not to exceed $50.0 million in any fiscal year; and

      (xvii) Dividends permitted by Section 5.02(g).

     (f) Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) all or a substantial part of the property and/or Equity Interests (whether tangible or intangible) of any Person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

     (i) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 5.02(i)(C) of the Senior Secured Credit Agreement as in effect on the Closing Date;

     (ii) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

      (iii) Investments in compliance with Section 5.02(h);

      (iv) leases of real or personal property in the ordinary course of business; (v) the Transactions as contemplated by the Transaction Documents;

      (vi) Permitted Acquisitions;

      (vii) transactions permitted by Section 5.02(g); and

      (viii) Investments and other transactions in compliance with Section 5.02(b).

     (g) Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

     (i) Dividends by any Company to Borrower or any Guarantor that is a wholly owned Subsidiary of Borrower and Dividends by any Subsidiary to its direct parent;

     (ii) the repurchase or redemption of common stock equivalents of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, in accordance with the terms of The Tribune Management Equity Incentive Plan;

     (iii) (A) payments by Borrower (directly or indirectly) to or on behalf of ESOP in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of ESOP and (B) payments by Borrower to or on behalf of ESOP in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of administration of the ESOP;

      (iv) Dividends made in connection with the First Step Transactions;

     (v) Dividends made in connection with the Acquisition and the other Second Step Transactions; provided that the Acquisition Conditions are satisfied or waived;

     (vi) without duplication to any ESOP Related Distributions, subsequent to the consummation of the Acquisition, Dividends to the ESOP (a) in an amount not to exceed the ESOP Note Repayment Amounts as and when due and payable, (b) to enable the ESOP to prepay a portion of the ESOP Note to provide for targeted allocations to ESOP participants as approved by the Board of Directors and (c) ratable (except with respect to contributions to the ESOP which will not be ratable) Dividends to all other holders of Borrower’s common stock;

     (vii) without duplication to any ESOP Related Distributions, the repurchase and redemption of Borrower’s Capital Stock to satisfy the ESOP’s and Borrower’s obli-

gations to repurchase Borrower’s common stock pursuant to the ESOP Documentation or applicable law from accounts allocated to participants in the ESOP in accordance with the terms of the ESOP;

     (viii) the repurchase or redemption of Junior Capital that is Capital Stock issued in connection with a Special Contribution in an amount not to exceed the Junior Capital Reduction Amount on the date of such repurchase or redemption;

      (ix) ESOP Related Distributions;

     (x) following the Initial Maturity Date, Dividends not otherwise permitted hereunder in an aggregate amount not to exceed the sum of $50,000,000 plus the Retained Amount; provided that the Total Guaranteed Leverage Ratio would be no greater than 6.0:1.0 on a Pro Forma Basis taking into account the making of such Dividends; provided further that Dividends made using this clause (x) shall not be used to repurchase or redeem Junior Capital issued in connection with a Special Contribution; and

      (xi) Dispositions made as part of a Permitted Disposition Transaction.

     (h) Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

      (i) the Companies may consummate the Transactions;

     (ii) Investments outstanding or contemplated on the Closing Date or listed in the Side Letter and any extensions or renewals thereof;

     (iii) the Companies may (w) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (x) invest in,   acquire and hold cash and Cash Equivalents, (y) endorse negotiable instruments held for collection in the ordinary course of business or (z) make lease, utility and other similar deposits in the ordinary course of business;

      (iv) Hedging Obligations incurred pursuant to Section 5.02(c)(x);

     (v) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Borrower, in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

     (vi) Investments (i) by any Company in Borrower or any Guarantor (including, without limitation, the Intercompany Junior Subordinated Notes), (ii) by any Company in any Person that, in connection with an Investment that is a Permitted Acquisition, becomes a Guarantor, (iii) by a Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor, and (iv) by any Company in any Subsidiary that is not a Guarantor in an amount not to exceed $50,000,000 in any fiscal year;

     (vii) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (viii) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.02(e);

      (ix) the ESOP Note and ESOP Pledge Agreement;

     (x) Investments (including minority Investments and joint ventures) in Persons that do not constitute Subsidiaries, in each case valued at the fair market value (determined by the Borrower in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (x) not to exceed the sum of (A) $100,000,000 annually, plus (B) the Retained Amount plus (C) the amount of any Net Cash Proceeds received by the Borrower in connection with an issuance of Borrower’s Equity Interests after the Closing Date other than the issuance of Junior Capital as part of a Special Contribution;

     (xi) without duplication to any Dividends paid pursuant to Section 5.02(g)(vii), ESOP Related Distributions;

     (xii) acquisitions permitted under Section 5.02(f) (other than clause (iii) thereof);

     (xiii) Investments in connection with any Receivables Facility or sale or financing of accounts receivable permitted under Section 5.02(c)(xx);

     (xiv) the creation or formation of new Subsidiaries so long as such Person has complied with any applicable obligations under Section 5.01(l) hereof;

     (xv) the Broadcasting Holdco Transaction and the Tribune Finance LLC Transaction;

     (xvi) additional Investments not otherwise permitted under this Section 5.02(h) in an amount not to exceed $50,000,000 at any time outstanding;

     (xvii) Guaranteed Debt otherwise permitted under Section 5.02(c) and Debt permitted under Section 5.02(c)(i);

      (xviii) Investments made with common stock of Borrower; and

      (xix) Investments in connection with a Permitted Disposition Transaction.

      (i) [Intentionally Omitted.]

     (j) Prepayments of Other Debt and Modifications of Certain Documents, etc. Directly or indirectly:

     (i) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Debt other than Debt outstanding hereunder; provided that Borrower may (w) prepay or redeem Junior Capital that is not Capital Stock issued in connection with a Special Contribution not to exceed the Junior Capital Reduction Amount on the date of such repayment or redemption, (x) make a prepayment or redemption of Debt listed on Schedule 5.02(c)(ii) in connection with refinancing thereof permitted under Section 5.02(c)(ix) or with the proceeds of Delayed Draw Tranche B Advances (as defined in the Senior Secured Credit Agreement), (y) make a prepayment, repurchase or redemption of the Zell Note in accordance with its terms, (z) make a prepayment or redemption of Debt secured by an asset sold in connection with any Asset Sale permitted under Section 5.02(e) with the Net Cash Proceeds of such Asset Sale, (aa) make any prepayment of the Zell Sub Note to the extent not prohibited by the terms of any applicable subordination provisions, (bb) make prepayments and redemptions of the Senior Secured Credit Agreement in accordance with its terms or of any other Debt with the proceeds of other Debt permitted to be incurred under Section 5.02(c), and (cc) make prepayments and redemptions of Debt not otherwise permitted hereunder in an aggregate amount not to exceed the Retained Amount; provided that no prepayments or redemptions of Junior Capital are permitted using this clause (cc); or

     (ii) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document (including the Senior Secured Credit Agreement but excluding documents related to the Take-Out Securities), the ESOP Documentation or the PHONES in any manner that is adverse in any material respect to the interests of the Lenders; provided that Borrower may amend the ESOP Documentation to the extent required by the Internal Revenue Service in order to obtain a favorable determination letter with respect to the ESOP or to comply with changes in applicable law.

      (k) Limitation on Issuance of Capital Stock.

     (i) With respect to Borrower, issue any Equity Interest that is not common stock or warrants, options or other rights to acquire in each case Borrower common stock.

     (ii) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (v) for issuances made in connection with re-incorporating a Subsidiary in a different jurisdiction, issuances made in connection with mergers of Subsidiaries effected for purposes of relocating such Subsidiaries in a different jurisdiction or becoming a limited liability company and conversions of corporations into limited liability companies, in each case so long the owners of the Equity Interests remain the same immediately after such conversions; (w) issuances of Equity Interests as part of a Permitted Disposition Transaction; (x) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of any Subsidiaries in any class of the Equity Interest of such Subsidiary; (y) Subsidiaries of Borrower formed after the Closing Date may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (z) Subsidiaries of Borrower for and after the Closing Date may issue de minimis amounts of Equity Interests to comply with applicable local laws.

     (l) Business. Borrower and the Subsidiaries shall not engage in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date or,

in the good faith judgment of the Board of Directors, which are incidental or related thereto, reasonable extensions thereof or reasonably similar or complementary thereto, including, without limitation, entering into Receivables Facilities.

      (m) [Intentionally Omitted.]

     (n) Limitation on Tribune Finance, LLC. Tribune Finance, LLC may not hold any material properties (other than the Intercompany Junior Subordinated Notes), become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to Borrower, (2) the incurrence of Debt as a co-obligor or guarantor, as the case may be, of the Loan Documents, the Guarantee, the Secured Obligations, and Take-Out Securities, (3) Investments pursuant to the Intercompany Junior Subordinated Notes and (4) activities incidental thereto. Neither Borrower nor any Subsidiary shall engage in any transactions with Tribune Finance, LLC in violation of the immediately preceding sentence.

     (o) ERISA. For plan years beginning after December 31, 2007, from and after the consummation of the Acquisition, Borrower shall not make, and shall cause its Subsidiaries not to make, any contributions (other than “elective contributions” within the meaning of Treas. Reg. § 1.401(k) -6) to the Tribune Company 401(k) Savings and Profit Sharing Plan; provided, that for the 2007 plan year, Borrower shall be permitted to make contributions with respect to such year in 2008.

ARTICLE VI EVENTS OF DEFAULT

     SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

     (a) Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under any Loan Document within five Business Days after the same becomes due and payable; or

     (b) any representation or warranty made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

     (c) (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (solely with respect to the existence of Borrower), 5.01(i)(iv)(A), 5.01(n) or 5.02, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement (other than those referred to in clause (a) or (b) above) contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Borrower by the Agent or any Lender; or

     (d) Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder and provided that with respect to Hedge Agreements such amount shall be the then effective net pay-

ment obligations of Borrower or any Subsidiary of Borrower (other than an Excluded Subsidiary) in respect of such Hedge Agreements) of Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

     (e) Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

     (f) judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which payment for such judgment or order shall remain unsatisfied or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of Borrower or such Subsidiary; or

      (g) any Change in Control shall occur; or

     (h) Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability as a result of one or more of the following which would be reasonably likely to have a Material Adverse Effect: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Borrower or any of its ERISA Affiliates from a Multiemployer Plan; (iii) the reorganization or termination of a Multiemployer Plan; or (iv) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which there is no exemption under Section 408 of ERISA or Section 4975 of the Code, respectively; or

     (i) any Loan Document shall cease to be legal, valid and binding obligations of Borrower or a Guarantor, enforceable against Borrower and the Guarantor as party thereto in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity) or the enforceability of any Loan Document shall be contested by Borrower or a Guarantor;

then, and in any such event, the Agent shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Federal Bankruptcy Code, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE VII THE AGENT

     SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 8.01), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Notwithstanding the foregoing, unless and until a replacement Agent shall have been appointed and shall have accepted such appointment in accordance with Section 7.06, the Agent shall remain liable for the performance of all of its duties and obligations hereunder.

     SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except to the extent resulting from its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment). Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) except as expressly required herein, makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this

Agreement on the part of Borrower or the existence at any time of any Event of Default or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03. The Agent and Affiliates. With respect to its Commitments, the Advances made by it and any Note or Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Borrower, any of its Subsidiaries and any Person who may do business with or own securities of Borrower or any such Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent. In the event that the Agent or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended from time to time, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of Borrower hereunder by or on behalf of the Agent in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than the Agent or an Affiliate of the Agent) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

     SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      SECTION 7.05. Indemnification.

     (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by Borrower, but without limiting Borrower’s reimbursement obligations), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments) (“Ratably”), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs, except to the extent any such Indemnified Cost is found in a final, non-appealable judgment to have resulted from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to Ratably reimburse the Agent promptly upon demand for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

      (b) [Intentionally Omitted.]

     (c) The failure of any Lender to reimburse the Agent promptly upon demand for its ratable share or Ratably, as the case may be, of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent Ratably or for its ratable share of such amount, as the case may be, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by Borrower, together with any interest received thereon.

     SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent; provided that, unless an Event of Default has occurred and is continuing, such successor Agent shall be reasonable satisfactory to Borrower. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and (ii) unless an Event of Default has occurred and is continuing, reasonably satisfactory to Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     SECTION 7.07. Other Agents. Each Lender hereby acknowledges that none of the syndication agent, any Lead Arranger, any co-documentation agent or any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity (if any) as a Lender.

ARTICLE VIII MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

     (a) Except as provided in Section 8.01(c), no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by Borrower and all the Lenders, do any of the following: (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, or the definition of “Required Lenders”, (ii) release any material Guarantor from its obligations under the Guarantee (except as otherwise permitted herein or in the other Loan Documents), (iii) amend the proviso of Section 8.06, or (iv) amend this Section 8.01and (b) no amendment, waiver or consent shall, unless in writing and signed by Borrower and each Lender that has or is owed obligations under this Agreement that are adversely modified by such amendment, waiver or consent, do any of the following: (i) increase any Commitment of such Lenders, (ii) reduce or forgive the principal of, or interest on, the Advances or any fees or other amounts payable hereunder or change the currency in which the Advances or any fees or other amounts are made by such Lender or are payable to such Lender; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.07(b)or to waive any obligation of Borrower to pay any increased interest pursuant to Section 2.07(b), (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or (iv) change Section2.13(a), or Section 2.15 in a manner that would alter the manner in which payments are shared; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to Borrower and the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note. Notwithstanding the foregoing, any amendment that shall cure any ambiguity, omission, mistake, defect or inconsistency shall be effective if the same shall be in writing and signed by Borrower and the Agent.

     (b) If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, Borrower may replace such non-consenting Lender (a “Non-Consenting Lender”) or replace such Non-Consenting Lender from the class of Advances for which consent is being sought, in each case, in accordance with Section 8.15; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).

     (c) Without notice to or the consent of any Lender, Borrower or the Agent, on the Initial Maturity Date and without any action by the Agent, any Loan Party or any Lender, this Agreement and the Guarantee shall automatically be amended as follows in order to make the restrictions, requirements, rights and remedies described below that are contained in this Agreement and the Guarantee substantially identical to the restrictions, requirements, rights and remedies set forth under “Description of Notes” in Exhibit I (with mechanical and conforming changes to cross-references to provisions of this Agreement and to refer where the context requires to, among other things, “Borrower,” this “Agreement,” the “Guarantee,” the “Advances,” the “Lenders,” the “Agent” and “prepayments” rather than the “Issuer,” the “Indenture,” the “Notes,” the “Holders,” the “Trustee” and “purchases”):

     (i) the provisions of Section 2.10(b) shall be amended to conform to the provisions described under “Description of exchange notes—Repurchase at the option of holders”;

     (ii) the affirmative covenants set forth in Section 5.01 of this Agreement will be amended or deleted to conform to the affirmative covenants set forth under “Description of exchange notes— Certain Covenants” in Exhibit I;

     (iii) the negative covenants set forth in Section 5.02 of this Agreement will be amended or deleted to conform to the negative covenants set forth under “Description of ex-

change notes—Certain covenants” in Exhibit I (but any Schedule referred to in Exhibit I shall remain as a Schedule to this Agreement);

     (iv) the Events of Default and remedies set forth in Section 6.01 of this Agreement will be amended or deleted to conform to those described under “Description of exchange notes—Events of default and remedies” in Exhibit I (it being understood that any event in existence prior to the Initial Maturity Date that is continuing shall be taken into account in determining whether any Default or Event of Default exists from and after the Initial Maturity Date);

     (v) defined terms used in sections amended pursuant to the foregoing provisions shall be deleted (to the extent no longer used in this Agreement or any Loan Document) and new defined terms shall be added from or conformed to, as applicable, the definitions contained under “—Certain definitions” in Exhibit I;

     (vi) clause (a) of this Section will be amended, to the extent applicable, to (A) require the consent of each Lender for amendments and waivers that would require the consent of each affected holder of Exchange Notes and (B) permit the Agent and Borrower to amend or supplement this Agreement and the other Loan Documents without the consent of any Lender to the extent a corresponding amendment or supplement would not require the consent of any holder of Exchange Notes under the Exchange Notes Indenture; and

     (vii) Section 8.20 and the Guarantee shall be amended to conform to the release of guarantor provisions contained under “Description of exchange notes—Guarantees” in Exhibit I.

In furtherance of the foregoing, the Agent and Borrower will use commercially reasonable efforts to document the amendments to this Agreement and the Guarantee set forth in this Section 8.01(c) in order to give effect to the intent of this clause (c) no later than the Initial Maturity Date and unless the Required Lenders shall have objected to such amended and restated agreement within five Business Days following the date a final draft of such agreement is provided to the Required Lenders, Borrower and the Agent, on behalf of the Lenders, shall enter into such amended agreements and such amended agreements shall be deemed to be this “Agreement” and the “Guarantee” for all purposes of the Loan Documents.

      SECTION 8.02. Notices, Etc.

     (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (i) if to Borrower, to it at 435 North Michigan Avenue, 6th Floor, Chicago, Illinois 60611, Attention of General Counsel (Telecopy No. (312) 222-4206), with a copy to Sidley Austin LLP, at 1 South Dearborn Street, Chicago, Illinois 60603, Attention: Robert Lewis, Esq. (Telecopy No. (312) 853-7036; Email: rlewis@sidley.com);

     (ii) if to the Agent, to Merrill Lynch Capital Corporation, Agency Services, 600 E. Las Colinas Blvd., Suite 1300, Irving, Texas 75039 (Telecopy No. (972) 401-8555); Email: rachelsuiter@loan-agents.com, with a copy to Cahill Gordon & Reindel LLP, at 80 Pine Street, New York, NY 10005 (Telecopy No. (212) 269-5420), Attention of Jonathan A. Schaffzin and William J. Miller; Email: jschaffzin@cahill.com and wmiller@cahill.com; and

     (iii) if to any other Lender at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.

     (b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Agent or the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date delivered, mailed or telecopied, except that notices to the Agent pursuant to Article II, III or IV shall not be effective until the date of receipt.

     (c) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 8.02(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent and Borrower; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 8.02(d)); provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (d) Posting. Each Loan Party hereby agrees that it will provide to the Agent all written information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Agent at such e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Agent shall reasonably require. In addition, each Loan Party agrees to continue to provide the Communications to the Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Agent shall reasonably require. Nothing in this Section 8.02 shall prejudice the right of the Agent, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Agent shall reasonably require.

     The Agent agrees that receipt of the Communications by the Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents.

     Each Loan Party further agrees that Agent may make the Communications available to the Lenders on a confidential basis by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. The Agent does not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent in connection with the Communications or the Platform. In no event shall the Agent or any of its Affiliates have any liability to the Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of communications through the Internet, except to the extent the liability of the Agent or any of its affiliates results solely from such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or material breach of its express obligations.

     (e) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

     SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 8.04. Costs and Expenses; Indemnity; Survival.

     (a) Borrower agrees to pay promptly following demand, all reasonable and documented out-of-pocket costs and expenses of the Agent and the Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment (whether or not effective) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer and duplication expenses and (B) the reasonable fees and expenses of Cahill Gordon & Reindel LLP, special outside counsel for the Agent, with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. Borrower further agrees to pay promptly following demand all reasonable and documented out-of-pocket costs and expenses of the Agent, the Lead Arrangers and the Lenders, if any (including, without limitation, reasonable and documented counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, in-

cluding, without limitation, reasonable and documented fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

     (b) Borrower agrees to indemnify and hold harmless the Agent, each Lead Arranger and each Lender and each of their Affiliates and their officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Advances, the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The parties hereto also agree not to assert any claim for special, indirect, consequential or punitive damages against any other party hereto, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by Borrower pursuant to Section 8.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.10 or 2.12, Borrower shall, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than lost profits) that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense (other than lost profits) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     (d) In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Advance as, or to convert any portion of the principal amount of any Advance into, a Eurodollar Rate Advance) as a result of (i) any Advances not being made as Eurodollar Rate Advances in accordance with the Notice of Borrowing therefor or (ii) any Advances not being continued as, or converted into, Eurodollar Rate Advances in accordance with the notice of Conversion therefor, Borrower shall, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than lost profits) that it may reasonably incur as a result of such loss or expense, including, without limitation, any loss, cost or expense (other than lost profits) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other Obligations (other than contingent obligations for unasserted claims) hereunder and under the Notes.

     SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

     SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of Borrower, the Agent and each Lender and their respective successors and assigns, provided, however that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Lenders.

      SECTION 8.07. Assignments and Participations.

     (a) Each Lender may, with the consent of the Agent, and, if demanded by Borrower pursuant to Section 8.15 upon at least five Business Days’ notice to such Lender and the Agent, shall, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that prior to the Initial Maturity Date, the consent of Borrower shall be required for any assignment by an Initial Lender (other than an assignment to an Initial Lender or an Affiliate of an Initial Lender) to the extent that after giving effect to such assignment such Initial Lender (together with its Affiliates), would hold less than 50.1% of the aggregate outstanding Advances of such Initial Lender on the Closing Date and provided, further, that (A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment and on an aggregate basis with respect to Related Funds) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless Borrower and the Agent otherwise agree, (C) each such assignment shall be to an Eligible Assignee, (D) each such assignment made as a result of a demand by Borrower pursuant to this Section 8.07(a) shall be arranged by Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement or, in the case of any Non-Consenting Lender, all or the portion of all of the rights and obligations of such Non-Consenting Lender relating to the class of Advances for which consent is being sought, (E) no Lender shall be obligated to make any such assignment as a result of a demand by Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (F) the consent of the Agent shall not be required for an assignment to any Lender or one or more of such Lender’s Affiliates or Approved Funds, (G) any term or provision hereof to the contrary notwithstanding, the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment (it being understood that only one fee shall be required to be paid by a Lender in respect of concurrent assignments by or to two or more Related Funds) (unless such fee shall otherwise be waived by the Agent), and (H) if the Eligible Assignee is not a Lender, it shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about any of the Loan Parties and their respective related parties or their respective securities) will be made available, who will comply with Section 8.08 and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; provided, however, that in the case of each assignment made as a result of a demand by Borrower pursuant to Section 8.15, such recordation fee shall be payable by Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of Borrower to an Eligible Assignee that is an existing Lender or an Affiliate of an existing Lender or shall otherwise be waived by the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.

     (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Agent, in maintaining the Register, is acting solely for such purpose, as an agent for Borrower.

     (e) Each Lender may sell participations to one or more banks or other entities (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any modification, amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by Borrower therefrom, except that such Lender shall not, without the prior written consent of the participant, agree to any such modification, amendment or waiver or take any action that would directly affect the participant that (i) extends the scheduled final maturity of such Notes or extends the stated termination date of the participation of such participant; (ii) reduces the rate of interest or fees with respect to such Notes or extends the time of payment of interest or fees thereon; (iii) forgives any principal amount of any such Note, or imposes any scheduled amortization or change in the scheduled payment of any such Note; (iv) changes the currency in which any obligation with respect to any such Note is payable; (v) releases all or substantially all of the Guarantors from their obligations under the Guarantee (except as otherwise permitted herein or in any other Loan Document) or (vi) changes the specified ranking of such Notes to any ranking subordinated to such specified ranking.

     (f) Each Lender that sells a participating interest in all or a portion of its rights and obligations under this Agreement to a participant shall, as agent of Borrower solely for the purpose of this Section 8.07, record in book entries maintained by such Lender the name and the amount of the participating interest of each participant entitled to receive payments in respect of such participating interests.

     (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or pro-

posed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower; provided that, prior to any such disclosure, (i) the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any Borrower Information relating to Borrower received by it from such Lender on substantially the same terms as provided in Section 8.08 and (ii) such Lender shall notify Borrower of such assignment or participation.

     (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 8.08. Confidentiality. Until the first anniversary of the date on which no Advance shall remain unpaid, neither the Agent nor any Lender may disclose to any Person any Borrower Information, except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents, trustees and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of Borrower Information and instructed to keep Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to (A) any assignee or participant or prospective assignee or participant or (B) any actual or prospective counterparty (or its advisors) to any Hedge Agreements evidencing Secured Hedging Obligations, (vii) to the extent Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than Borrower, (viii) rating agencies, subject to their confidentiality guidelines and procedures, and (ix) with the consent of Borrower. Each Lender shall be deemed to have complied with this Section 8.08 if it exercises the same degree of care with respect to the confidentiality of Borrower Information as it accords to its own confidential information in accordance with safe and sound banking practices. For the purposes of this Section, “Borrower Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower, any of its Subsidiaries or any of their businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis and not in contravention of any applicable confidentiality or similar provision prior to disclosure by Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Borrower Information as provided in this Section 8.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Borrower Information as such Person would accord to its own confidential information.

     EACH LENDER ACKNOWLEDGES THAT BORROWER INFORMATION AS DEFINED IN THIS SECTION 8.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING ANY OF THE LOAN PARTIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION AND ALL BORROWER INFORMATION IN COMPLIANCE WITH THIS SECTION 8.08 AND IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT ANY OF THE LOAN PARTIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE BORROWER INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND WILL COMPLY WITH THIS SECTION 8.08.

     SECTION 8.09. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      SECTION 8.11. Jurisdiction, Etc.

     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment arising out of or relating to this Agreement or any Notes, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State court or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      SECTION 8.12. [Intentionally Omitted.]

     SECTION 8.13. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act. Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

     SECTION 8.14. Waiver of Jury Trial. EACH OF BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

      SECTION 8.15. Replacement of Lenders.

     (a) If (A) any Lender requests compensation under Section 2.11, (B) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (C) any Lender gives notice pursuant to Section 2.12 with respect to an occurrence or state of affairs not applicable to all Lenders, (D) any Lender is a Defaulting Lender, (E) any Lender is a Non-Consenting Lender under Section 8.01 or (F) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and its Note, if any, to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

     (i) Borrower shall have paid to the Agent the assignment fee specified in Section 8.07(a) or the Agent shall have waived receipt of such fee in writing;

     (ii) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Sections 2.11 and 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11(a) or (b) or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

     (iv) the assignee shall be an Eligible Assignee and shall agree to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 8.07;

     (v) any such replacement shall not be deemed to be a waiver of any rights that any party shall have against any other party;

     (vi) in the case of any such assignment of a Non-Consenting Lender under Section 8.01, the assignee shall grant its consent with respect to the applicable proposed amendment, waiver or consent;

     (vii) the consent of any Non-Consenting Lender to any such assignment shall not be required; and

      (viii) such assignment does not conflict with applicable law.

Upon compliance with the provisions of this Section 8.15, the replacement Lender shall become a Lender hereunder and the Lender so replaced shall cease to constitute a Lender hereunder. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

      SECTION 8.16. Acknowledgments. Each of the Loan Parties hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

     SECTION 8.17. Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 8.18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 8.19. Reliance. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other Obligation under this Agreement is outstanding and unpaid.

      SECTION 8.20. Releases of Guarantees.

     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 8.01) to take any action requested by Borrower having the effect of releasing any Guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 8.01 or (ii) under the circumstances described in paragraph (b) below.

     (b) A Guarantor will be automatically released from the Guarantee at any time such Person is released from its obligations under the “Guarantee” (as defined in the Senior Secured Credit Agreement). At such time as the Advances and the other Obligations (other than contingent obligations for unasserted claims) shall have been paid in full and the Commitments have been terminated, the Loan Documents and all Obligations (other than those expressly stated to survive such termination) of the Agent and each Loan Party under the Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIBUNE COMPANY

By: /s/ Chandler Bigelow
      Name: Chandler Bigelow
      Title: Vice President

MERRILL LYNCH CAPITAL CORPORATION,
as Agent and Lender

By: /s/ David Tuvlin
      Name: David Tuvlin
      Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent and Lender

By: /s/ John Kowalczuk
      Name: John Kowalczuk
      Title: Vice President

CITICORP NORTH AMERICA, INC.,
as Lender

By: /s/ Julie Persily
      Name: Julie Persily
      Title: Managing Director

BANC OF AMERICA BRIDGE LLC,
as Lender

By: /s/ James G. Rose
      Name: James G. Rose
      Title: Managing Director

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LEHMAN BROTHERS COMMERCIAL BANK,
as Lender

By: /s/ George Janes
      Name: George Janes
      Title: Chief Credit Officer

LASALLE BANK NATIONAL ASSOCIATION, as Lender By: /s/ Jason Guerra Name: Jason Guerra Title: Assistant Vice President

BARCLAYS BANK PLC, as Lender By: /s/ David Barton Name: David Barton Title: Associate Director

SUMITOMO MITSUI BANKING CORPORATION, as Lender By: /s/ Yoshihiro Hyakutome Name: Yoshihiro Hyakutome Title: General Manager

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